EXHIBIT 10.1
SECURITIES PURCHASE AGREEMENT
by and between
METHODE ELECTRONICS, INC.
and
GEMTRON CORPORATION
Dated as of February 28, 2007

TABLE OF CONTENTS

1. PURCHASE AND SALE OF INTERESTS	1
1.1. Agreement to Purchase and Sell Interests	1
1.2. Purchase Price	1

2. CLOSING	2
2.1. Closing	2
2.1.1. Closing Deliverables	2
2.1.2. Closing Payment	2
2.2. Payment of Cash by TST	2
2.3. Location and Effective Time of Closing	2

3. CALCULATION OF ADJUSTED NET WORKING CAPITAL AND BONUS RIGHTS SETTLEMENT AMOUNT	3
3.1. Adjusted Net Working Capital Calculation	3
3.1.1. Estimated Closing Statement	3
3.1.2. Closing Statement	3
3.1.3. Disputed Adjustments	3
3.1.4. Payment of Net Working Capital Adjustment	4
3.2. Calculation of Bonus Rights Settlement Amount	4
3.3. Independent Accounting Firm	4
3.3.1. Selection	4
3.3.2. Independent Accounting Firm Fees and Expenses	5

4. REPRESENTATIONS AND WARRANTIES OF GEMTRON CONCERNING TST	5
4.1. Organization, Power and Qualification	5
4.2. Subsidiaries	5
4.3. Authorization by TST	5
4.4. No Violation; TST Consents	6
4.5. Capitalization	6
4.6. Financial Statements	6
4.7. Liabilities and Obligations	7
4.8. Absence of Certain Changes	7
4.9. Tax Returns and Reports	9
4.10. Title to and Condition of Assets	10
4.10.1. Title and Condition	10
4.10.2. All Assets Necessary	11
4.11. Real Estate and Leases	11
4.12. Material Contracts	11
4.13. Receivables	13
4.14. Inventory	13
4.15. Litigation	13
4.16. Bank Accounts, Guarantees, Powers of Attorney, Systems Access	13
4.17. Insurance	13
4.18. Employment and Labor Matters	14
4.19. Employee Benefits	15

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4.19.1. Employee Plans	15
4.19.2. TST Bonus Rights Settlement Plan	16
4.20. Intellectual Property	17
4.20.1. Title to Intellectual Property	17
4.20.2. Identification of Intellectual Property	17
4.20.3. No Infringement by TST	17
4.20.4. Infringement by Third Parties	17
4.20.5. Registrations for Intellectual Property	18
4.20.6. Trade Secrets	18
4.20.7. Employee Developments	18
4.21. Legal Compliance	18
4.22. Approvals	19
4.23. Transactions with Affiliates	19
4.24. Environmental Matters	19
4.24.1. Environmental Compliance	19
4.24.2. Environmental Audits	19
4.24.3. Release, Storage or Disposal of Hazardous Materials	19
4.24.4. Remedial Actions	20
4.24.5. Storage Tanks	20
4.24.6. PCBs and Asbestos	20
4.24.7. Environmental Claims	20
4.25. TST Products	21
4.25.1. Product Liability	21
4.25.2. Warranties; Rebates	21
4.25.3. Complaints	21
4.26. Principal Customers and Suppliers	21
4.27. Copies of Documents	22

5. REPRESENTATIONS AND WARRANTIES OF GEMTRON CONCERNING GEMTRON	22
5.1. Organization; Authorization	22
5.2. No Violation; Gemtron Consents	22
5.3. Ownership of TST	23

6. REPRESENTATIONS AND WARRANTIES OF METHODE	23
6.1. Organization; Authorization	23
6.2. No Violation; Methode Consents	23

7. COVENANTS PRIOR TO CLOSING	24
7.1. Conduct of Business; No Material Change	24
7.2. Investigation	24
7.3. Preserve Accuracy of Representations and Warranties; Schedules	24
7.4. Notice of Certain Events	25
7.5. Regulatory Authorizations; Notices and Consents	25
7.5.1. Governmental Approvals for Gemtron’s and TST’s Performance	25
7.5.2. Consents of Third Parties for Gemtron’s and TST’s Performance	25
7.5.3. Governmental Approvals for Methode’s Performance	25
7.5.4. HSR Filings	26

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7.6. Excluded Assets and Liabilities	26
7.7. No Solicitation; Other Offers	26
7.8. Employee Departures	26
7.9. TST Bonus Rights Settlement Plan Payments	26
7.10. Satisfaction of Closing Conditions	27
7.10.1. Methode’s Closing Conditions	27
7.10.2. Gemtron’s Closing Conditions	27

8. CONDITIONS TO CLOSING	27
8.1. Mutual Conditions	27
8.1.1. No Suit	27
8.1.2. HSR Waiting Period	27
8.2. Conditions to Methode’s Obligations	27
8.2.1. Representations and Warranties	27
8.2.2. Covenants	27
8.2.3. Intentionally Omitted	28
8.2.4. Consents and Approvals	28
8.2.5. No Material Adverse Effect	28
8.2.6. Payoff Letter	28
8.2.7. Supply Agreement	28
8.2.8. Shared Services Agreement	28
8.2.9. Bonus Rights Letters of Credit Arrangements	28
8.2.10. Technology Review	28
8.2.11. Closing Documents	28
8.3. Conditions to Gemtron’s and TST’s Obligations	29
8.3.1. Representations and Warranties	29
8.3.2. Covenants	29
8.3.3. Intentionally Omitted	30
8.3.4. Approvals	30
8.3.5. Purchase Price	30
8.3.6. Bonus Rights Letters of Credit Arrangements	30
8.3.7. Closing Documents	30

9. TERMINATION	30
9.1. Termination of Agreement Prior to Closing	30
9.1.1. Mutual Consent	30
9.1.2. Breach	31
9.1.3. Respective Conditions	31
9.1.4. Mutual Conditions	31
9.2. Effect of Termination Prior to Closing	31

10 INDEMNIFICATION	31
10.1. Indemnification Obligations of Methode	31
10.2. General Indemnification Obligations of Gemtron	32
10.3. Special Intellectual Property Indemnification Obligations of Gemtron	33
10.4. Nature and Survival of Representations and Warranties	33
10.5. Limitations on Indemnification Obligations	33
10.5.1. Threshold	33

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10.5.2. General Limitation on Amount	34
10.6. Method of Asserting Claims	34
10.7. Certain Limitations	35
10.8. Setoff; Payment of Claims	35
10.8.1. Setoff by Methode	35
10.8.2. Setoff by Gemtron	35
10.9. Treatment of Claims	35
10.10. Insurance Recoveries	35
10.11. Exclusive Remedy	35

11 POST-CLOSING AGREEMENTS	36
11.1. Tax Returns	36
11.1.1. Preparation of Tax Returns	36
11.1.2. Reimbursement of Refunds	36
11.1.3. Continued Cooperation	36
11.2. Releases	37
11.3. Employees	37
11.4. Gemtron’s Post-Closing Confidentiality Obligations	37
11.5. Employee Benefit Plans	37
11.5.1. Participation in Employee Plans	37
11.5.2. Group Health Plan	38
11.5.3. Vacation Pay	38
11.5.4. COBRA Benefits	38

12 GENERAL PROVISIONS	38
12.1. Entire Agreement	38
12.2. Amendment; Waiver	38
12.3. Expenses	38
12.4. Notices	38
12.5. Assignment	39
12.6. Severability	39
12.7. Counterparts; Facsimiles	40
12.8. Construction	40
12.9. Instruments of Further Assurance	40
12.10. Public Announcements	40
12.11. No Third Party Beneficiaries	41
12.12. Governing Law	41
12.13. Disputes	41

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EXHIBITS

Exhibit A	Estimated Adjusted Net Working Capital Calculation
Exhibit B	Form of Supply Agreement
Exhibit C	Form of Shared Services Agreement
Exhibit D	Form of Noncompetition and Confidentiality Agreement
Exhibit E	Bonus Rights Settlement Amount
SCHEDULES

Schedule 4.1	Foreign Qualifications
Schedule 4.4	No Violation; TST Consents
Schedule 4.6	Financial Statements
Schedule 4.7	Liabilities and Obligations
Schedule 4.8	Absence of Certain Changes
Schedule 4.9	Tax Returns and Reports
Schedule 4.10	Title to and Condition of Assets
Schedule 4.11	Real Estate and Leases
Schedule 4.12	Material Contracts
Schedule 4.13	Receivables
Schedule 4.15	Litigation
Schedule 4.16	Bank Accounts, Guarantees and Powers
Schedule 4.17	Insurance
Schedule 4.18	Employee Matters
Schedule 4.19	Employee Benefits
Schedule 4.20	Intellectual Property
Schedule 4.21	Legal Compliance
Schedule 4.22	Approvals
Schedule 4.24	Environmental Matters
Schedule 4.25	TST Products
Schedule 4.26	Principal Customers and Suppliers
Schedule 5.2	No Violation; Gemtron Consents
Schedule 6.2	No Violation; Methode Consents
Schedule 8.2.4	Consents and Approvals

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SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT (“Agreement”) is made and entered into as of February 28, 2007, by and between Methode Electronics, Inc., a Delaware corporation (“Methode”), and Gemtron Corporation, a Tennessee corporation (“Gemtron”). Capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Appendix of Definitions attached hereto and made a part hereof.
R E C I T A L S:
     WHEREAS, Gemtron is a member of TouchSensor Technologies, L.L.C., a Delaware limited liability company (“TST”), and, as of the Closing, Gemtron will be the sole member and holder of all of the Interests of TST;
     WHEREAS, TST owns certain patents, trade secrets, know-how and other Intellectual Property relating to touch-based switches and sensors employing field-effect technology, and associated displays, incorporated into flexible and rigid substrates (the “Technology”) and is in the business of developing, licensing, manufacturing and selling products utilizing the Technology (the “Business”);
     WHEREAS, Gemtron desires to sell, transfer and assign to Methode, and Methode wishes to acquire from Gemtron, upon the terms and conditions set forth herein, one hundred percent (100%) of the Interests of TST, such that Methode (or a Subsidiary of Methode designated by Methode in writing prior to the Closing) becomes the sole member of TST and the sole holder of all ownership interest in TST;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows.
1. PURCHASE AND SALE OF INTERESTS.
     1.1. Agreement to Purchase and Sell Interests. Subject to the terms and conditions contained herein, Gemtron agrees to transfer and deliver to Methode (or a Subsidiary of Methode designated by Methode in writing prior to the Closing), and Methode agrees to acquire (or cause a Subsidiary of Methode designated by Methode in writing prior to the Closing to acquire) from Gemtron, at the Closing, free and clear of all claims or Liens of any nature whatsoever, all of the Interests of TST (collectively, the “Acquired Interests”).
     1.2. Purchase Price. The aggregate purchase price for all of the Acquired Interests (the “Purchase Price”) shall equal (A) (i) Sixty Five Million Dollars ($65,000,000), plus (ii) the Net Working Capital Adjustment (which may be a positive number increasing the aggregate Purchase Price or a negative number decreasing the aggregate Purchase Price) as set forth in the Final Closing Statement (as defined in Section 3.1), minus (iii) the Bonus Rights Settlement Amount (as defined in Section 3.2), payable as provided in Sections 2.1.2 and 3.1.4, plus (B) the assumption by Methode of Gemtron’s obligations under the Bonus Rights Letters of Credit, as provided in Section 8.3.6.

2. CLOSING.
     2.1. Closing. The consummation of the purchase and sale of the Acquired Interests as contemplated by this Agreement (the “Closing”) shall take place on February 28, 2007, subject to the satisfaction or waiver of all of the conditions to Gemtron’s and Methode’s obligations to close set forth in Section 8, or on such other date as may be mutually agreed upon by Methode and Gemtron (the “Closing Date”).
          2.1.1. Closing Deliverables. At the Closing, (i) Gemtron will deliver to Methode the various agreements, certificates and documents referred to in Section 8.2, (ii) Methode will deliver to Gemtron the various agreements, certificates and documents referred to in Section 8.3, (iii) Gemtron will transfer, assign, convey and deliver to Methode instruments of assignment conveying all right, title and interest in the Acquired Interests, free and clear of all Liens, (iv) Methode will pay the Closing Payment as provided in Section 2.1.2 and (v) Gemtron and Methode will instruct TST to pay to Gemtron all available cash of TST as provided in Section 2.2.
          2.1.2. Closing Payment. At the Closing, Methode shall deliver to Gemtron a sum equal to (i) Sixty Five Million Dollars ($65,000,000) minus (ii) the Bonus Rights Settlement Amount (as defined in Section 3.2) (the “Closing Payment”), payable by wire transfer to Gemtron in accordance with the following wire instructions:
JPMorgan Chase Bank
55 Water Street
New York, NY 10041
ABA # 021-000021
Account Name: Gemtron Corporation
Account Number: 323-080812
The Closing Payment shall be applied as follows:
     (a) first, the amount identified in the Payoff Letter delivered by Gemtron pursuant to Section 8.2.6 to the repayment of all Liabilities owed by TST to Gemtron; and
     (b) the remainder of the Closing Payment to Gemtron.
     2.2. Payment of Cash by TST. Notwithstanding Section 7.1, immediately prior to the Closing, Gemtron shall declare, immediately prior to Closing, a distribution of all available cash of TST as of the close of business on the Closing Date. To the extent that such distribution is not paid prior to the Closing, Gemtron and Methode shall cause TST to pay to Gemtron such distribution, promptly after the Closing by wire transfer to Gemtron in accordance with the wire instructions set forth in Section 2.1.2.
     2.3. Location and Effective Time of Closing. The Closing shall take place at the offices of Jenner & Block LLP, 330 North Wabash Avenue, Chicago, Illinois 60611, at 10:00

a.m. (Chicago time), or such other location and time as may be agreed by the parties. Title to the Acquired Interests shall be deemed to have been transferred to Methode at 11:59 p.m. (Chicago time) on the Closing Date.
3.	CALCULATION OF ADJUSTED NET WORKING CAPITAL AND BONUS RIGHTS SETTLEMENT AMOUNT.
     3.1. Adjusted Net Working Capital Calculation.
          3.1.1. Estimated Closing Statement. Gemtron and Methode hereby agree that Exhibit A hereto sets forth, by way of example, the manner in which the Adjusted Net Working Capital was calculated as of the dates shown thereon and the format of the Closing Statement.
          3.1.2. Closing Statement. Gemtron and Methode shall direct the Independent Accounting Firm (as defined in Section 3.3.1) to prepare and submit to Methode and Gemtron a statement (the “Closing Statement”) certified by the Independent Accounting Firm and setting forth the current assets of TST, including receivables, all deposits (including security deposits and prepaid rents, however denominated), and all other current assets, but excluding cash, as they shall exist at the Closing Date, less the current liabilities, including payables, accrued expenses, deferred income and all other current liabilities, of TST as they shall exist at the Closing Date and less all other Liabilities (if any), including noncurrent deferred income and any Indebtedness not paid off as part of the Closing Payment, but excluding Liabilities represented by the Bonus Rights Settlement Amount and excluding the long-term portion of the capital lease reflected in the Financial Statements and disclosed on Schedule 4.12 (“Adjusted Net Working Capital”). In each case, the current assets, current liabilities and other Liabilities shall be determined in accordance with GAAP consistent with TST’s past practices. The Closing Statement shall show in reasonable detail the means by which Adjusted Net Working Capital was calculated (including lists of current assets and current liabilities) and shall set forth the Net Working Capital Adjustment (as defined in Section 3.1.4). The manner in which the Adjusted Net Working Capital shall be calculated and the format of the Closing Statement shall be consistent with Exhibit A hereto. Gemtron and Methode shall cause TST to direct the Independent Accounting Firm to submit the Closing Statement as soon as reasonably practical after the Closing and in no event later than May 31, 2007.
          3.1.3. Disputed Adjustments. Upon receipt of the Closing Statement, Gemtron and Methode and their respective accountants and representatives shall be permitted during the succeeding thirty (30) day period to examine the accounting records and work papers prepared by the Independent Accounting Firm in connection with the preparation of the Closing Statement. If Gemtron and Methode agree to the Closing Statement, it shall become the final Closing Statement (the “Final Closing Statement”). If Gemtron and/or Methode do not agree to the Closing Statement, Gemtron and/or Methode shall within thirty (30) days after delivery of the Closing Statement by the Independent Accounting Firm, prepare and deliver to the other party a list of disputed adjustments (the “Disputed Adjustments”) to the Closing Statement. If either party fails to deliver a list of Disputed Adjustments within thirty (30) days after the delivery of the Closing Statement by the Independent Accounting Firm, such party shall be deemed to have agreed to the Closing Statement. Gemtron and Methode shall use Reasonable Efforts to resolve the Disputed Adjustments. If Gemtron and Methode are able to reach an agreement on the Disputed Adjustments, the Closing Statement shall be amended to reflect such agreement and shall become the Final Closing Statement. If Gemtron and Methode are unable to reach an agreement on the Disputed Adjustments within thirty (30) days after receipt of all Disputed Adjustments, then Gemtron and Methode shall select a replacement Independent Accounting Firm in accordance with Section 3.3 (unless Methode and Gemtron both elect to retain the original Independent Accounting Firm) and shall cause such Independent Accounting Firm to review the Disputed Adjustments and determine the final value of each of the Disputed Adjustments in a prompt manner (and in any event within sixty (60) days of receipt of the Disputed Adjustments). In making such determination, the Independent Accounting Firm shall consider only the items or amounts in dispute (and any other items or amounts relating thereto), and the determination of each Disputed Adjustment’s value, as so computed, shall not, in any event, be outside the range of dollars proposed by Gemtron and Methode. The Closing Statement shall then be amended to reflect the determination of the final value of each of the Disputed Adjustments and shall become the Final Closing Statement. The Final Closing Statement shall be deemed to be and shall be conclusive and binding on the parties to this Agreement for purposes of determining the Adjusted Net Working Capital as of the Closing and the Net Working Capital Adjustment.
          3.1.4. Payment of Net Working Capital Adjustment. Within twenty (20) calendar days after the Final Closing Statement is determined and becomes final, (i) if the Adjusted Net Working Capital in the Final Closing Statement is greater than $11,225,000, then Methode shall pay to Gemtron the difference, by wire transfer to Gemtron, or (ii) if the Adjusted Net Working Capital in the Final Closing Statement is less than $10,225,000, then Gemtron shall pay to Methode the difference, by wire transfer to Methode. The amount payable by either party under this Section 3.1.4 shall be the “Net Working Capital Adjustment,” expressed as a positive number increasing the aggregate Purchase Price under Section 1.2 if payable by Methode and expressed as a negative number decreasing the aggregate Purchase Price under Section 1.2 if payable by Gemtron.
     3.2. Calculation of Bonus Rights Settlement Amount. Attached as Exhibit E hereto is a statement setting forth the net present value of all amounts scheduled to be paid after the Closing Date (assuming that all payments of principal and interest due under the TST Bonus Rights Settlement Plan shall be paid when due and applying an agreed discount rate) for Liabilities under the TST Bonus Rights Settlement Plan (the “Bonus Rights Settlement Amount”).
     3.3. Independent Accounting Firm.
          3.3.1. Selection. Prior to the Closing and continuing after the Closing, Methode and Gemtron shall jointly retain KPMG LLP to determine the Adjusted Net Working Capital in accordance with this Section 3 (the “Independent Accounting Firm”). The parties shall cause TST to grant the Independent Accounting Firm reasonable access to the records and premises of TST, prior to and after Closing, to permit the Independent Accounting Firm to perform the duties assigned to it hereunder. In the event that the Independent Accounting Firm is or becomes unwilling to perform the duties assigned to such Independent Accounting Firm hereunder,

Gemtron and Methode agree that the Independent Accounting Firm should be replaced, or the Independent Accounting Firm is otherwise required to be replaced pursuant to this Agreement, Methode and Gemtron shall jointly select a firm of certified public accountants of national or regional standing mutually acceptable to Gemtron and Methode to act as the replacement Independent Accounting Firm. In the event that Gemtron and Methode are unable to agree upon the selection of the replacement Independent Accounting Firm, either party may provide written notice to the other, in which case Gemtron shall select a firm of certified public accountants of national or regional standing and Methode shall select a firm of certified public accountants of national or regional standing, and the two firms so selected shall select a third firm of certified public accountants of national or regional standing which Methode and Gemtron shall jointly retain on behalf of TST to act as the replacement Independent Accounting Firm.
          3.3.2. Independent Accounting Firm Fees and Expenses. The fees, costs and expenses of the Independent Accounting Firm in preparing the Closing Statement or in assisting with the resolution or in resolving any Disputed Adjustments or Disputed Calculations shall be shared equally by Methode, on one hand, and Gemtron, on the other hand.
4.	REPRESENTATIONS AND WARRANTIES OF GEMTRON CONCERNING TST.
     As an inducement for Methode to enter into this Agreement Gemtron represents and warrants to Methode as of the date hereof and as of the Closing Date (except with respect to those representations and warranties that address matters only as of a particular date, which are made as of such date) as follows:
     4.1. Organization, Power and Qualification. TST is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its Business as now conducted. Except as disclosed on Schedule 4.1, TST is duly qualified to do business and is in good standing as a foreign corporation in Illinois and in every other jurisdiction in which the nature of its activities or the ownership or leasing of property requires such qualification. True, correct and complete copies of the TST Organizational Documentation have been furnished to Methode. No manager (as such term is defined in the Delaware Limited Liability Act) has at any time been designated for TST. The minute books of TST containing minutes of operating board and member meetings are complete in all material respects and there has not been any company action which requires operating board or member approval or which is otherwise material to TST for which minutes or written consents have not been prepared and placed in such minute books. The Interest ownership records of TST are complete and correct in all material respects.
     4.2. Subsidiaries. TST has no Subsidiaries and TST does not own, directly or indirectly, any stocks, bonds or securities or any equity or other proprietary interest in any corporation, partnership, limited liability company, joint venture, business enterprise or other entity of any nature whatsoever.
     4.3. Authorization by TST. TST has all necessary corporate power and authority to execute and deliver all agreements and documents to be executed and delivered by it pursuant to this Agreement, and to consummate the transactions contemplated thereby. The execution, delivery and performance of the agreements and documents to be executed and delivered pursuant to this Agreement, and the consummation of the transactions contemplated thereby, have been duly approved and authorized by all necessary limited liability company actions on behalf of TST. All agreements and documents to be executed and delivered by TST pursuant to this Agreement will constitute the valid and binding agreements of TST, enforceable in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     4.4. No Violation; TST Consents. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation of, or be in conflict with, or result in a cancellation of or right to cancel, or constitute a default under: (a) any term or provision of the TST Organizational Documentation; (b) any judgment, decree, order, regulation or rule of any court or other Governmental Authority to which TST is subject; (c) any applicable Law; or (d) any Contract to which TST is a party or is bound; or cause any material change in the rights or obligations of any party under any such Contract. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will create (or cause the acceleration of the maturity of) any debt, obligation or Liability affecting, or result in the creation or imposition of any Lien (other than a Permitted Lien), or impair in any material respect the right of TST to use, any of the assets owned or used by TST or any of the Interests of TST.
     Except for the filing requirements under the HSR Act and except as set forth on Schedule 4.4 no material consent of, or notice to, any Governmental Authority or any other Person is required to be obtained or given by TST in connection with the execution, delivery or performance of this Agreement by TST or Gemtron or any other agreement or document to be executed, delivered or performed hereunder by TST, or to enable TST to continue to conduct its Business and affairs after the Closing in the manner in which they are currently conducted.
     4.5. Capitalization. There currently exist 657,969 Interests, all of which will, as of the Closing, be held by Gemtron. All capital contributions required for the issuance of the Interests have been paid in full and Gemtron has no obligation to make any capital contribution to TST. No Interests have been issued in violation of any rights under applicable Law (including all applicable federal and state securities Laws), the TST Organizational Documentation or the terms of any Contract to which TST is a party or by which TST is bound (or to which TST was a party or by which TST was bound at the time of such issuance). TST has no outstanding subscriptions, options, warrants, rights or other agreements granting to any Person any interest in or right to acquire from TST at any time, or upon the happening of any stated event, any Interests, any securities convertible into or exchangeable for any Interest, or any interest therein; or requiring TST to repurchase, reacquire, redeem or retire any Interests. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to TST. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Interests of TST.

     4.6. Financial Statements. Schedule 4.6 hereto contains true and complete copies of the following financial statements:
     (a) The audited balance sheets of TST, together with the related statements of income and members’ deficit and cash flows at and for each of the five (5) consecutive fiscal years ended September 30, 2006 (the “Financial Statements”); and
     (b) The internal financial report for the quarter ended December 31, 2006 (the “Interim Financial Report”).
     The Financial Statements: (i) were prepared in accordance with the books of account and other financial records of TST, (ii) fairly and accurately present the assets, Liabilities and financial condition of TST in all material respects as at the respective dates thereof, and the results of operations and cash flows for the periods then ended, (iii) have been prepared in accordance with GAAP applied on a consistent basis with TST’s past practices, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition and the results of operation of the Business of TST as of the dates thereof or for the periods covered thereby.
     The Interim Financial Report (i) was prepared in accordance with the books of account and other financial records of TST, and (ii) has been prepared on a consistent basis with TST’s past practices and the internal financial reports previously delivered to Methode by Gemtron and/or TST.
     4.7. Liabilities and Obligations. To Gemtron’s Knowledge, TST does not have any Liabilities of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, which are not reflected, reserved against or given effect to in the Financial Statements except: (a) Liabilities and obligations incurred in the Ordinary Course of Business since the dates of the Financial Statements, which are of the same nature as those set forth in the Financial Statements, and which are not, individually or in the aggregate, material to TST and (b) Liabilities and obligations which are specifically disclosed in Schedule 4.7. To Gemtron’s Knowledge, there is no basis for assertion against TST of any Liabilities not adequately reflected, reserved against or given effect to in the Financial Statements or in Schedule 4.7, except for Liabilities described in clause (a) above.
     4.8. Absence of Certain Changes. Except as disclosed in Schedule 4.8 or on the Financial Statements, since October 1, 2006, the Business and operations of TST have been conducted in the Ordinary Course of Business and, without limiting the foregoing, there has not been:
     (a) any material adverse change in the condition (financial or otherwise) of the properties, assets, Liabilities or results of operation of TST, or any event, occurrence, development, state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (b) any damage, destruction or loss (whether or not covered by insurance) affecting the properties, assets, Liabilities, financial condition, results of operations or business prospects of TST that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (c) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of TST, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;
     (d) any material change in the customary methods of operations of TST, including practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;
     (e) any declaration, setting aside, or payment of any dividend or other distribution in respect of the Interests, or any direct or indirect redemption, retirement, purchase or other acquisition of any of Interests, or any issuance of Interests or the granting, issuance or exercise of any right, warrant, option or similar commitment relating to any Interests;
     (f) any amendment of (or authorization of any amendment of) the TST Organizational Documentation or any reorganization of (or authorization of any reorganization of) the capital structure of TST;
     (g) any increase in the compensation, benefits, commissions or perquisites payable or to become payable by TST to any director, officer, employee, or agent of TST, or any payment of or agreement to pay any bonus, profit sharing or other extraordinary compensation to any employee of TST (other than any such increase or payment to Persons other than Gemtron that were paid or that become payable in the Ordinary Course of Business);
     (h) any establishment, adoption or amendment of (i) a severance or termination pay plan or agreement for any director, officer or employee of TST, or any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (ii) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of TST, except as required by applicable Law;
     (i) any change in the accounting methods or practices or in any method of tax accounting followed by TST or any change in depreciation or amortization policies or rates theretofore adopted, except for any such change required by reason of a concurrent change in GAAP;
     (j) any write-up or write-down of the value of any Inventories or revaluation any assets of TST, other than in the Ordinary Course of Business and in accordance with GAAP;
     (k) any cancellation or release of any Indebtedness owed to or Claims held by TST;

     (l) any sale, lease, abandonment or other disposition by TST, other than in the Ordinary Course of Business, of any machinery, equipment or other operating properties, or any other tangible assets owned, leased or licensed by TST;
     (m) any sale or abandonment or other disposition by TST, other than in the Ordinary Course of Business, of any Intellectual Property or other intangible assets owned or used by TST;
     (n) any incurrence, assumption or guarantee by TST of any Indebtedness;
     (o) any transaction or commitment made, or any Contract entered into, by TST pursuant to which any property or assets of TST is subjected to a Lien (other than a Permitted Lien);
     (p) any making of any loan, advance or capital contribution to, or investment in any Person;
     (q) any transaction or commitment made, or any Contract entered into, by TST relating to any of its assets or Business (including the acquisition or disposition of any assets) or any relinquishment by TST of any Contract or other right, in either case, material to TST, other than transactions and commitments in the Ordinary Course of Business and those contemplated by this Agreement;
     (r) any transaction or commitment made, or any Contract entered into, by TST pursuant to which any Intellectual Property is disclosed to or licensed to any Person, other than transactions and commitments in the Ordinary Course of Business;
     (s) any transaction or commitment made, or any Contract entered into, by TST with a director or officer of TST, any member of the immediate family of any such Persons, or any Person controlled by any of the foregoing Persons; or
     (t) any agreement or commitment on the part of TST to do any of the foregoing.
     4.9. Tax Returns and Reports.
     (a) All Tax Returns required to be filed by TST through the date hereof have been, and as to Tax Returns required to be filed through the Closing Date will be, timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are or will be true and correct in all material respects and prepared in accordance with applicable Law and properly reflect, or will properly reflect, the Taxes of TST in all material respects for the periods covered thereby.
     (b) Except as set forth on Schedule 4.9, and except for current Taxes not yet due and payable (or that will not be due and payable by the Closing Date) all Taxes due and payable by TST with respect to all periods prior to and through the date hereof have been, and through the Closing Date will be, duly and properly computed, reported, fully paid and discharged and there are no unpaid Taxes with respect to any period prior to and through the date hereof, and there will not be any unpaid Taxes with respect to any period through the Closing Date, which are or could become a Lien (other than a Permitted Lien) on the properties and assets of TST. All unpaid Taxes, whether or not disputed, for all periods ending prior to and through the date hereof have been, and through the Closing Date will be, properly accrued on the books and financial records of TST in accordance with GAAP and in amounts sufficient for the payment of all unpaid Taxes required to be paid by TST with respect to such periods.
     (c) Neither Gemtron nor TST has received any currently outstanding notice of assessment or proposed assessment by the IRS or any other Governmental Authority in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against TST or its properties. Except as disclosed on Schedule 4.9, neither Gemtron nor TST has received any notice from a Governmental Authority in a jurisdiction where TST does not pay Taxes or file Tax Returns that TST is or may be subject to Taxes assessed by such jurisdiction.
     (d) Except as disclosed in Schedule 4.9, there are no Tax Liens (other than the Permitted Liens) on any of the properties or assets of TST.
     (e) TST has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or due and owing to any employee, creditor, independent contractor, or other third party and TST has properly reflected the status of all employees and independent contractors in connection therewith as required by all applicable Laws.
     (f) TST has not: (i) waived any statute of limitations in respect of Taxes or agreed or consented to any extension of time with respect to a Tax assessment or deficiency which waiver, agreement or consent is currently in force; or (ii) been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii).
     (g) TST is not a party to, or bound by, any tax sharing, tax indemnity, tax allocation or similar agreement or arrangement. TST has never been a member of an affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of any state, local or foreign Law) (an “Affiliated Group”) filing a consolidated federal income Tax Return (other than an Affiliated Group of which TST is the includible common parent) and is not liable for any Taxes of any Person as a transferee or successor, by contract, or otherwise.
     (h) Copies of all income tax returns of TST for the three fiscal years ended September 30, 2005 have heretofore been delivered by Gemtron and TST to Methode.
     4.10. Title to and Condition of Assets.
          4.10.1. Title and Condition. TST is the owner of and has good and marketable title to, or a leasehold interest in, all of the properties and assets reflected in the Financial Statements (other than those properties and assets disposed of by TST since the dates of the balance sheets included in the Financial Statements, in the Ordinary Course of Business and for fair value) in the amounts and categories reflected therein, and to all properties and assets acquired by TST after the respective dates thereof, free and clear of Liens, except for the Permitted Liens. Except as disclosed in Schedule 4.10.1, the tangible properties and tangible assets of TST that are utilized in the operation of its Business (including all buildings) are in good operating condition and repair, ordinary wear and tear excepted, are usable in the Ordinary Course of Business and conform in all material respects to all applicable Laws relating to their construction, use and operation. Notwithstanding the foregoing, this Section 4.10.1 does not apply to Intellectual Property.
          4.10.2. All Assets Necessary. Except as set forth in Schedule 4.10.2, (i) TST’s assets include all assets, properties and rights necessary to conduct its Business substantially in the manner conducted since October 1, 2006, and (ii) Gemtron has not retained or failed to deliver any material asset or right of any kind or nature, which is owned by TST or which Gemtron or any of its Affiliates owns or to which Gemtron or any of its Affiliates has rights, which is necessary to, or designed for or used in the conduct of, TST’s Business; provided that this Section 4.10.2 does not apply to Intellectual Property.
     4.11. Real Estate and Leases. TST does not own, and has not ever owned, any real estate. Schedule 4.11 sets forth a description of all real estate (including buildings and improvements) leased by TST (the “Leased Facilities”) according to the character of the property and the location thereof; and a brief description (including in each case the annual rent payable, the expiration date, a brief description of the property covered and the name of the lessor) of every lease or agreement (written or oral) under which TST is lessee of, or holds or operates, any such Leased Facility (each a “Facility Lease”). Each Facility Lease is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Neither TST nor, to Gemtron’s Knowledge, any other party thereto is in default in any material respect under a Facility Lease nor has any event occurred which with the passage of time or giving of notice or both would constitute such a default. Except as disclosed on Schedule 4.11, the Leased Facilities do not violate any building, zoning or other Laws, or any Contracts, applicable thereto, and no notice of any such violation or claimed violation has been received by TST. Except as disclosed on Schedule 4.11, no modifications, alterations, improvements or installations to a Leased Facility have been made which would permit the landlord to require material expenditures by the tenant to place such Leased Facility in conformance with requirements arising under or upon expiration or termination of the Facility Lease therefor.
     4.12. Material Contracts. Except as set forth in Schedule 4.12, TST is not a party to, or bound by, any Contracts:
     (a) for the sale of products (including raw materials, commodities, supplies, or other personal property) or for the furnishing of services, the performance of which will extend over a period of more than one year, or that involves annual payments in excess of $50,000 or which cannot be canceled by TST without penalty and without more than thirty (30) days prior notice;

     (b) for the purchase of products or services involving payment of in excess of $50,000 per annum by TST or which cannot be canceled by TST without penalty or further payment and without more than thirty (30) days prior notice;
     (c) for leasing tangible personal property (including leases for office or computer equipment, furniture, fixtures, and vehicles) which require an annual payment in excess of $50,000 or the term of which at any time exceeded one (1) year;
     (d) for the lease of real or tangible personal property to any Person;
     (e) constituting a partnership or joint venture;
     (f) between TST and any Governmental Authority;
     (g) under which it has created, incurred, assumed, or guaranteed any Indebtedness, or under which it has imposed a Lien on any of its assets, tangible or intangible;
     (h) prohibiting TST from freely engaging in the business (or in any line of business) anywhere in the world or containing any other restrictive covenant or containing any exclusivity clause or obligation that would otherwise restrict the conduct of the business of TST, to Gemtron’s Knowledge;
     (i) for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $80,000 and which is not cancelable without payment of severance and on thirty (30) days’ notice or less, or any severance agreement;
     (j) under which it has advanced or loaned any amount to any of its directors, officers, and employees or guaranteed any such loan;
     (k) for the purchase or sale of capital stock membership interests or interests therein, or of securities convertible into or exchangeable for capital stock;
     (l) providing for the services of dealers, distributors, sales representatives or similar representatives;
     (m) used as standard forms of agreements by TST;
     (n) relating to the ownership, use or licensing of any Intellectual Property (provided, however, that shrink-wrap licenses whereby TST licenses generally-available off-the-shelf software may be disclosed on Schedule 4.12 by listing only the software name and number of licenses/seats purchased rather than by listing individual licenses), including, without limitation, any current or past grant of, or termination of any grant of, rights in TST Intellectual Property, any development of TST Intellectual Property by a third party, or any transfer of rights in any Intellectual Property; or
     (o) which are otherwise material to TST.

     Except as provided in Schedule 4.12, each Contract to which TST is a party or is otherwise bound: (i) is legal, valid and binding on TST and, to Gemtron’s Knowledge, on the other parties thereto, and is in full force, and (ii) upon the consummation of the transactions contemplated by this Agreement shall continue in full force and effect without penalty or adverse consequence. Neither TST or, to Gemtron’s Knowledge, any other party thereto, is in breach of, or default under the provisions of any Contract (except where such default does not give rise to any termination right or penalty under the terms of such Contract). True, correct and complete copies of all written Contracts disclosed on Schedule 4.12 and accurate descriptions of all oral Contracts disclosed on Schedule 4.12 have been provided to Methode.
     4.13. Receivables. An aged list of all unpaid accounts and notes receivable of TST (the “Receivables”) outstanding as of the most recent practicable date is attached on Schedule 4.13 hereto. Except as disclosed on Schedule 4.13, all Receivables, net of any reserves for doubtful accounts, arose from sales in the Ordinary Course of Business, represent legal and valid obligations to TST and are not subject to any valid dispute, counterclaim, Lien (other than a Permitted Lien) or set-off, or any other reduction or discount that has been agreed to by TST.
     4.14. Inventory. All Inventories of TST reflected on the most recent balance sheet contained in the Financial Statements or acquired since the dates thereof, net of the reserve set forth in the Financial Statements are and will at the Closing Date consist of items of a quality and quantity usable and salable in the Ordinary Course of Business as first quality goods. Each item of Inventory reflected on the Financial Statements and the books and records of TST is valued at the lower of cost or market in accordance with GAAP, and TST has recognized all loss resulting from the obsolescence, physical deterioration, changes in prices, discontinuation of product lines, pending customer claims, pending warranty claims, pending intellectual property claims or any other change resulting in a valuation of any item of Inventory at below cost. All Inventories which may not reasonably be expected to be used or sold within six (6) months have been classified as noncurrent assets and have been reported as such and reserved for in the Financial Statements. TST has, and on the Closing Date will have, sufficient amounts of Inventory to conduct its Business and such amounts are consistent with its past practices.
     4.15. Litigation. Except as disclosed in Schedule 4.15, there are no actions, suits, inquiries, proceedings, claims or investigations by or before any Governmental Authority pending or, to Gemtron’s Knowledge, threatened against, or involving, TST, any of its properties, assets or the Business, or any officers or directors of TST, and, to Gemtron’s Knowledge, there is no basis for any such action. Except as set forth in Schedule 4.15, there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against TST.
     4.16. Bank Accounts, Guarantees, Powers of Attorney, Systems Access. Schedule 4.16 sets forth: (i) a list of all accounts and deposit boxes maintained by TST at any bank or other financial institution and the names of the individuals authorized to effect transactions in such accounts and with access to such boxes; (ii) all agreements or commitments of TST guaranteeing the payment of money or the performance of other contracts by TST, or by any third persons; (iii) the names of all Persons holding general or special powers of attorney from TST, together with a summary of the terms thereof, and (iv) the names of all employees and other Persons with remote access to the computer servers, databases and other systems of TST, with an identification of the manner or type of remote access.
     4.17. Insurance. Schedule 4.17 contains a description of all insurance policies maintained by or on behalf of TST on its properties, assets, Business or personnel, in each case specifying (i) the insurer, (ii) the amount of coverage, (iii) the type of insurance, (iv) the policy number, and (v) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since October 1, 2003. All such policies are (and pending Closing will continue to be) in full force and effect, and TST is not in default in any material respect with respect to any provision contained in any insurance policies, and no event has occurred that, with notice or lapse of time, would reasonably be expected to constitute such a default or permit termination of the policy. TST has not failed to give any notice or present any claim under any such policy in due and timely fashion.
     To Gemtron’s Knowledge, all such insurance is in such amounts and against such risks as are usual and customary and reasonably calculated to protect the Business of TST and its assets and properties. To the extent that any Contract to which TST is a party requires TST to maintain a specified level of insurance coverage, TST maintains such required insurance coverage in accordance with such Contract. At no time has TST been denied any insurance or indemnity bond coverage which it has requested or received any written notice from or on behalf of any insurance carrier presently providing insurance relating to it that (i) insurance rates may or will be substantially increased other than in the Ordinary Course of Business; (ii) policies presently in effect will be canceled or will not be renewed; or (iii) material alterations to any of the properties or Business operations of TST are necessary or required by such carrier. To Gemtron’s Knowledge, none of TST’s insurance policies are subject to retroactive premium adjustment in respect of prior periods, outside of usual and customary adjustments dependent upon sales and payroll levels typical for insurance policies of this type.
     4.18. Employment and Labor Matters. Schedule 4.18 contains a list of the names of each current employee of TST, together with their position, current hourly rate or annual salary and their total compensation for the fiscal year ended September 30, 2006. Schedule 4.18 contains a list of the names and positions of former employees of TST employed by TST at any time after October 1, 2005. Schedule 4.18 contains a list of the ten (10) most highly compensated employees of TST during the fiscal year ended September 30, 2006 (and any officers of TST not included among the foregoing), together with their position, annual salary, bonus and perquisites and total compensation for each of the fiscal years ended September 30, 2004, 2005 and 2006. Except as disclosed on Schedule 4.18:
     (a) TST is not a party to or otherwise bound by any contract, agreement or collective bargaining agreement with any labor union or organization or other commitment respecting employment or compensation of any of its officers, directors, agents or employees, and no employees of TST are represented by any labor union or similar organization.
     (b) There are no charges or complaints involving any federal, state or local civil rights enforcement agency, court or other Governmental Authority; complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, or, to Gemtron’s Knowledge, threatened or proposed, involving TST and any employee, former employee or any labor union or other organization representing or claiming to represent such employees’ interests.
     (c) TST is and has heretofore been in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs, and TST is not engaged in any violation of any Law related to employment, including unfair labor practices or acts of employment discrimination.
     (d) TST is not expected to make any payments, whether as the result of the consummation of the transactions contemplated by this Agreement or otherwise, that will not be deductible for federal income tax purposes due to the restrictions of Code Section 162(m) or which will be “excess parachute payments” within the meaning of Code Section 280G.
     4.19. Employee Benefits.
          4.19.1. Employee Plans. As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy to which TST makes premium payments, whether or not such party is the owner, beneficiary or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including any Pension Plan or Welfare Plan or employee benefit plan within the meaning of Section 3(3) of ERISA) whether any of the foregoing is funded, insured or self-funded, written or oral, (a) to which TST is a party or by which TST (or any of its rights, properties or assets) is bound, or (b) with respect to which TST has made any payments, contributions or commitments since January 1, 1997, or may otherwise have any Liability (whether or not any such party still maintains such plan, trust, arrangement, contract, agreement, policy or commitment), and, without limitation to the foregoing, specifically including the TST Terminated Employee Bonus and Equity Plans, the TST Bonus Rights Settlement Plan and the TST 2006 Profit Sharing Plan. With respect to the Employee Plans:
     (a) True, correct and complete copies of all Employee Plans and all current employee manuals or current written statements of policy relating to the employment of employees of TST have been furnished to Methode. Written summaries of any unwritten Employee Plans or current material employment practices have also been furnished to Methode.
     (b) TST has not received any notice to correct any violation of any applicable Law relating to any of said Employee Plans described in Schedule 4.19 or the manner in which they are administered, with which it has not complied; and the provisions and operations of all such plans, programs and policies are in compliance with applicable Laws.
     (c) There are no Employee Plans that provide or any employees entitled to retiree benefits under any Welfare Plans. TST does not maintain or contribute to, and has not at any time maintained or contributed to, a “defined benefit plan” within the meaning of Section 3(35) of ERISA. TST does not maintain and has not had an obligation to contribute to any multiemployer plan (within the meaning of Section 3(37) of ERISA). TST does not maintain any employee welfare benefit plan (as described in Section 3(1) of ERISA), except as set forth in Schedule 4.19. To Gemtron’s Knowledge, each Employee Plan and each related trust, insurance contract or fund maintained by, or contributed to, by TST has complied in form and operation with all filings, reporting, disclosure and other requirements of ERISA and, to the extent applicable, the Code. To Gemtron’s Knowledge, neither TST nor any of its officers or directors has engaged in any transaction in violation of the prohibited transactions provisions set forth in Section 4975 of the Code or Section 406 of ERISA, which would result in Liability to any such party.
     (d) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, PBGC-1’s, and summary plan descriptions) have been timely filed or distributed appropriately with respect to each Employee Plan. To Gemtron’s Knowledge, the requirements of COBRA (as set forth in Section 4980B of the Code and Section 601-609 of ERISA) have been met with respect to each Welfare Plan.
     (e) All contributions (including employer contributions and employee salary reduction contributions) which are due have been paid to each Pension Plan and proper accruals have been made on the books and financial records of TST for all contributions for any period ending on or before the Closing Date which are not yet due. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Welfare Plan.
     (f) There is no Employee Plan that is a Welfare Plan, the benefits under which are not provided exclusively from the assets of TST or through insurance contracts.
     (g) The financial and actuarial statements, if any, for each Employee Plan reflect in all material respects the financial condition and funding of the Employee Plans as of the date of such financial and actuarial statements, and no change has occurred with respect to the financial condition or funding of the Employee Plans since the date of such financial and actuarial statements.
     (h) There is no litigation or filed claims against TST with respect to any Employee Plan other than routine claims for benefits.
     The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, director or officer of TST to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, or trigger the funding

(through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any or any other agreement; or (iii) result in any breach or violation of, or a default under, any Employee Plan.
          4.19.2. TST Bonus Rights Settlement Plan. True, correct and complete copies of the TST Bonus Rights Settlement Plan, all promissory notes issued by TST as contemplated by the TST Bonus Rights Settlement Plan, and all retention agreements and non-compete agreements executed by TST employees as contemplated by the TST Bonus Rights Settlement Plan have been provided by TST to Methode and such documents are in full force and have not been amended. The TST Bonus Rights Settlement Plan has been executed by all employees of TST who at any time held any rights under any TST Terminated Employee Bonus and Equity Plan and effectively, validly and completely terminates the TST Terminated Employee Bonus and Equity Plans. TST has, through the date of this Agreement, and will have, through the date of Closing, made all payments (including principal and interest) contemplated by the TST Bonus Rights Settlement Plan when due and has at all times since inception maintained the standby letters of credit issued by JPMorgan Chase Bank, N.A. (“Chase Bank”) contemplated by the TST Bonus Rights Settlement Plan (the “Bonus Rights Letters of Credit”).
     4.20. Intellectual Property.
          4.20.1. Title to Intellectual Property. Except as disclosed on Schedule 4.20, TST is the sole and exclusive owner of all of the Registered Intellectual Property and has the valid right to use all other material Intellectual Property listed on Schedule 4.20 in the manner in which such Intellectual Property is currently used. Except as disclosed on Schedule 4.20, to Gemtron’s Knowledge, TST has exclusive right to use and disclose the Trade Secrets identified on Schedule 4.20. No other Person holds any right, Lien (other than a Permitted Lien) or other interest not specified in Schedule 4.20, or has any right to a royalty or payment of any kind from TST, with respect to the TST Intellectual Property. Except as disclosed on Schedule 4.20, within the past six (6) years, there has been no asserted claims or litigation challenging or threatening to challenge the right, title and interest of TST to the TST Intellectual Property, and to Gemtron’s Knowledge, there is no basis for any such claims. Except for Contracts disclosed on Schedule 4.12, to Gemtron’s Knowledge, no Intellectual Property owned by or licensed to TST is subject to any outstanding judgment, injunction, order, decree, or agreement restricting the use thereof by TST or restricting the licensing thereof by TST to any Person.
          4.20.2. Identification of Intellectual Property. Schedule 4.20 lists and identifies correctly and completely (with patent numbers, registration numbers or application numbers, as applicable) all patents, patent applications and registrations for or applications to register Intellectual Property that are owned by TST (collectively, “Registered Intellectual Property”). Schedule 4.20 also lists all common law trademarks utilized by TST, where the loss of such common law rights could reasonably be expected to have a Material Adverse Effect and all unregistered copyrights owned or utilized by TST, where the loss of such copyright could reasonably be expected to have a Material Adverse Effect.
          4.20.3. No Infringement by TST. To Gemtron’s Knowledge, (i) the operation of the Business of TST and the ownership, manufacture, purchase, sale, licensing and use of any Intellectual Property owned by or licensed to TST do not contravene, conflict with, violate or infringe upon any Intellectual Property of any third party and no Trade Secret used by TST has been misappropriated by TST from any third party; (ii) the use, licensing or sale by or to TST of any of the TST Intellectual Property does not require the acquiescence, agreement or consent of any third party that has not been obtained; and (iii) the operations and Business of TST do not violate any rights of others in any of the items set forth in Schedule 4.20, and no further rights or licenses with respect to Intellectual Property are required by TST for the conduct of the Business as now being conducted by it.
          4.20.4. Infringement by Third Parties. To Gemtron’s Knowledge, no right of TST with respect to the TST Intellectual Property is being violated or infringed by others. Except as described in Schedule 4.20, the TST Intellectual Property and TST’s products are not subject to any pending or, to Gemtron’s Knowledge, any threatened challenge or claim of infringement, interference or unfair competition.
          4.20.5. Registrations for Intellectual Property. Except as set forth on Schedule 4.20, all Registered Intellectual Property is: (i) to Gemtron’s Knowledge, in compliance with all formal legal requirements and are not subject to any maintenance fees or taxes or actions, the deadline for which falls due prior to the Closing Date or within thirty days after the Closing Date; or (ii) not subject to any pending or, to Gemtron’s Knowledge, any threatened action in which a third party seeks to cancel, invalidate or oppose any right arising therefrom or has otherwise contested the validity, enforceability, or ownership thereof. Without limitation to the foregoing, Gemtron has provided true and complete copies of all office actions for pending U.S. patent applications citing any prior art against any such patent application included within the Registered Intellectual Property.
          4.20.6. Trade Secrets. TST has exercised at least a reasonable degree of care in protecting the secrecy of all Trade Secrets owned by TST and, to Gemtron’s Knowledge, no material Trade Secret owned by TST has been divulged to any third party without obligation to maintain the confidentiality thereof. To Gemtron’s Knowledge, the chip design schematics, DAT tapes, software, artwork, maskworks and functional block diagrams owned by, licensed by or used by TST in connection with the chip manufacturing and development processes of TST, are current, accurate, and sufficient in detail and content to identify and allow their full and proper use without reliance on the knowledge or memory of any individual or group of individuals.
          4.20.7. Employee Developments. Except as disclosed on Schedule 4.20, all current and former employees of TST involved in the development of Intellectual Property have executed written agreements assigning or agreeing to assign to TST all right, title and interest in Intellectual Property developed by such employees as part of their employment activities (“Employee IP Agreements”). True and correct copies of the Employee IP Agreements have been provided to Methode prior to the Closing Date. Except as described in Schedule 4.20, neither TST nor, to Gemtron’s Knowledge, any current or former employee of TST is in breach of, or default under, the provisions of any such agreement. To Gemtron’s Knowledge, no current employee of TST has entered into any written agreement with a third party which restricts or limits the scope or type of work that such employee may perform for TST in a manner that interferes with such employee’s ability to fulfill his employment duties for TST.

     4.21. Legal Compliance. Except as described in Schedule 4.21 hereto, TST has materially complied with and is in material compliance with all Laws applicable to it (including Laws applicable to immigration, controls, wages and hours, civil rights and competition, but excluding, to the extent covered by Section 4.20, Laws regarding the infringement, misappropriation or other unauthorized use of Intellectual Property), has complied in all material respects with ethical business practices in the conduct of its Business, and has not received any notice of claimed noncompliance with any Laws or ethical business practices. Without limitation to the foregoing, TST has not, nor, have any employees, officers, directors, consultants, advisors, agents, members or representatives of TST or other Person acting on behalf of TST, violated, or taken any action which would cause TST to be in violation of, the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or the USA Patriot Act, or any rules and regulations thereunder, in any material respect. Each of TST’s internal management and accounting practices and controls are adequate to ensure compliance in all material respects with the FCPA and the USA Patriot Act. There is not now, and there has never been, any employment by TST of, or beneficial ownership in TST by, any governmental or political official of any country.
     4.22. Approvals. TST possesses or has applied for all material governmental permits, licenses, consents, certificates, orders, authorizations and approvals (the “Approvals”) to own or hold under lease and operate its properties and assets and to carry on its Business as now conducted. TST has not received any notice of proceedings relating to the revocation or modification of any such Approvals. The Approvals are identified in Schedule 4.22. TST is operating in compliance with the provisions, terms and conditions of the Approvals.
     4.23. Transactions with Affiliates. Except as expressly set forth in the Supply Agreement and the Shared Services Agreement and the Noncompetition Agreement, and except for the employment relationship of TST officers with TST and the compensation received by TST directors from TST in connection with their service as directors, neither Gemtron nor its Affiliates, nor any officer or director of TST, Gemtron or its Affiliates, nor any member of the immediate family of any such Persons: (a) has any direct or indirect interest in (i) any property or asset which is owned or used by TST in the conduct of its Business, or (ii) any entity which does business with TST; or (b) has any financial, Business or contractual relationship or arrangement with TST, has any outstanding loans to or from TST, performs services or supplies goods to TST, or has any other Liabilities due to or from TST.
     4.24. Environmental Matters.
          4.24.1. Environmental Compliance. Except as disclosed in Schedule 4.24, all facilities formerly owned, leased, used or operated by TST or any predecessor in interest were owned, leased, used or operated in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits and all facilities currently owned, leased, used or operated by TST have been, and continue to be, owned, leased, used or operated in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits. Any past non-compliance with Environmental Laws or Environmental Permits has been resolved without any pending, on-going or future obligation, cost or Liability, and, to Gemtron’s Knowledge, there is no requirement proposed for adoption or implementation of any future obligation, cost or Liability under any applicable Environmental Law or Environmental Permit.

          4.24.2. Environmental Audits. Schedule 4.24 identifies (i) all environmental audits, assessments, occupational health studies or similar studies or analyses undertaken by, or at the direction of, Governmental Authorities, TST or any predecessor in interest since January 1, 2003; (ii) the most recent inspection of each operating facility by the U.S. Environmental Protection Agency or other relevant Governmental Authority; (iii) written communications with Governmental Authorities relating to issues of noncompliance concerning Environmental Laws or Environmental Permits since January 1, 2003; and (iv) any written claim or complaint received by TST concerning violations of any Environmental Laws, in each case relating to the real property owned, leased or occupied by TST, or TST’s operations, since January 1, 2003. No water (including groundwater analyses), soil, air or asbestos samples have been taken at any real property owned, leased or occupied by TST, or TST’s operations, since January 1, 2003.
          4.24.3. Release, Storage or Disposal of Hazardous Materials. To Gemtron’s Knowledge, Hazardous Materials have not been Released (i) on any real property currently owned, leased or occupied by TST or (ii) during its period of ownership, lease or occupancy, on any property formerly owned, leased or occupied by, or on behalf of, TST. TST has reported promptly to appropriate authorities any unauthorized Release of any Hazardous Material at any facility leased, owned, used or operated by TST, or any predecessor in interest, which was required to be reported under applicable Environmental Laws. Except as disclosed in Schedule 4.24, to Gemtron’s Knowledge, (a) no real property currently or formerly owned, leased or occupied by TST, (b) no real property adjoining real property currently or formerly owned, leased or occupied by TST and (c) no site or location used by TST or any predecessor in interest for the storage, disposal or treatment of any Hazardous Material or other waste (i) has been placed on the National Priorities List or its state equivalent; (ii) the U.S. Environmental Protection Agency or other relevant Governmental Authority has proposed, or is proposing, to place on the National Priorities List or state equivalent; (iii) is on notice of, or subject to a claim, administrative order or other demand either to take Remedial Action or to reimburse any Person who has taken Remedial Action in connection with that site; (iv) has filed (or has had filed with respect to it) notification of hazardous waste activities; or (v) is on any state Comprehensive Environmental Response Compensation Liability Information System List or equivalent list.
          4.24.4. Remedial Actions. TST is not conducting, nor has undertaken or completed, any Remedial Action relating to any Release or threatened Release of Hazardous Materials at real property owned, leased or occupied by TST or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit. To Gemtron’s Knowledge, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any Remedial Action or notice to or consent of Governmental Authorities or any third party pursuant to any applicable Environmental Law or Environmental Permit.
          4.24.5. Storage Tanks. Except as set forth in Schedule 4.24 TST has not owned or operated, and does not presently own or operate, any underground or aboveground storage tanks. To Gemtron’s Knowledge, there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, lagoons or other areas in which Hazardous Materials are being or have been treated, stored or disposed on any real property owned, leased or occupied by TST or, to Gemtron’s Knowledge, on any property formerly owned, leased or occupied by, or on behalf of, TST. To Gemtron’s Knowledge, there are no wastes, drums or containers disposed of or buried on, in or under the ground located on the premises owned or operated by TST. TST has not disposed of or buried any wastes, drums or containers on, in or under the ground or any surface waters located on the premises owned or operated by TST. Neither TST nor any party acting on its behalf, has disposed of or buried, or arranged to dispose of or bury, any waste, drums or containers in or on the premises of a third party other than those pursuant to and in compliance with all applicable Environmental Laws.
          4.24.6. PCBs and Asbestos. Except as set forth in Schedule 4.24, to Gemtron’s Knowledge, there are no polychlorinated biphenyls, asbestos or asbestos-containing materials or urea formaldehyde in or on premises owned or operated by TST.
          4.24.7. Environmental Claims. There are no Environmental Claims pending or threatened against TST and, to Gemtron’s Knowledge, there are no circumstances that would reasonably be expected to form the basis of any Environmental Claim, including with respect to any off-site disposal location currently or formerly used by, or on behalf of, TST or any of its predecessors or with respect to any facilities previously owned, leased or occupied by TST that would be material.
     4.25. TST Products.
          4.25.1. Product Liability. Except as disclosed in Schedule 4.25, there are no actions, suits, inquiries, proceedings, claims, or investigations by or before any Governmental Authority pending or, to Gemtron’s Knowledge, threatened, against or involving TST relating to any product alleged to have been manufactured or sold by TST and alleged to have been defective or improperly designed or manufactured.
          4.25.2. Warranties; Rebates. Except as disclosed in Schedule 4.25, (i) no customer of TST has any right to return any products for credit or refund pursuant to any formal or informal policy or practice of TST, (ii) TST has not given any express or implied warranties in connection with sales by it, (iii) TST has not offered any rebates, discounts, promotional credits or similar benefits which are in force or may be otherwise claimed by any third party with respect to any of TST’s products or services, and (iv) TST has not promised or offered any customer or potential customer any future rebates, credits, price reductions or similar benefits with respect to any of TST’s products or services.
          4.25.3. Complaints. Except as described in Schedule 4.25, no customer of TST has returned any products, applied for or requested any credit or refund or submitted any written complaint with TST (or any Governmental Authority) regarding performance of any of its products.
     4.26. Principal Customers and Suppliers. Schedule 4.26 sets forth separate lists of the ten (10) largest customers of TST in terms of sales during the years ended September 30, 2004, 2005 and 2006, and the ten (10) largest suppliers to TST during the years ended September 30, 2004, 2005 and 2006, showing in each case the approximate total sales and purchases by or from each such customer or supplier during such period. Except as set forth on Schedule 4.26, there are no customers or suppliers who accounted for more than 5% of sales or purchases, respectively, by TST during the periods shown.

     Except as set forth on Schedule 4.26, since May 1, 2006, (i) there has not been any material adverse change in the business relationship of TST with any such named customer or supplier, or any other customer or supplier that is material to its Business, and (ii) to Gemtron’s Knowledge, there has been no material adverse change in the business of any customer or supplier listed on Schedule 4.26, or any other customer or supplier that is material to its Business, that could cause such customer to cease purchasing from or selling to or dealing with TST or otherwise reduce in any material respect the amount (or pricing) of such purchases, the amount of such sales or the extent of such Person’s dealings with TST. To Gemtron’s Knowledge, no customer listed on Schedule 4.26 intends to cease purchasing from or dealing with TST after the Closing, intends to shift its purchases to a different technology, or intends to alter in any material respect the amount of such purchases or the extent of dealings with TST after the Closing. Except as set forth on Schedule 4.26, no customer listed on Schedule 4.26 has requested price reductions or other changes in the terms of sale offered by TST to such customer for periods after September 30, 2006.
     4.27. Copies of Documents. Copies of all documents specifically referenced in the Schedules have been delivered to Methode, and such copies are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.
5. REPRESENTATIONS AND WARRANTIES OF GEMTRON CONCERNING GEMTRON.
     As an inducement for Methode to enter into this Agreement, Gemtron represents and warrants to Methode as of the date hereof and as of the Closing Date (except with respect to those representations and warranties that address matters only as of a particular date, which are made as of such date) as follows:
     5.1. Organization; Authorization. Gemtron is a corporation duly organized and existing under the laws of the State of Tennessee. Gemtron has all necessary power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by Gemtron pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements and documents to be executed and delivered by Gemtron pursuant hereto, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on behalf of Gemtron. This Agreement constitutes, and all other agreements and documents to be executed and delivered by Gemtron pursuant to this Agreement, will constitute, the valid and binding agreements of Gemtron, enforceable against Gemtron in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     5.2. No Violation; Gemtron Consents. Neither the execution and delivery of this Agreement by Gemtron, nor of any other agreement or document to be executed and delivered by Gemtron pursuant to this Agreement, nor the consummation by Gemtron of the transactions contemplated hereby or thereby, will constitute a violation of, or be in conflict with, or result in a cancellation of or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or Liability affecting the Acquired Interests pursuant to, or result in the creation or imposition of any Lien upon the Acquired Interests under: (a) any term or provision of the certificate of incorporation or bylaws of Gemtron; (b) any judgment, decree, order, regulation or rule of any court or other Governmental Authority to which Gemtron is subject; (c) any applicable Law, or (d) any Contract, to which Gemtron is a party or by which Gemtron is bound.
     Except for the expiration of the waiting period under the HSR Act with respect to the filing made thereunder by Gemtron and Methode prior to the date hereof and except as set forth on Schedule 5.2, no material consent of, or notice to, or filing with any Governmental Authority or any other Person is required to be obtained or given by Gemtron in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by Gemtron.
     5.3. Ownership of TST. As of the Closing, Gemtron will be the sole member of TST and the lawful, record and beneficial owner of, and have good and valid title to, all of the Acquired Interests, free and clear of all Liens. There are no subscriptions, options, warrants, rights or other agreements granting to any Person any interest in or right to acquire from Gemtron at any time, or upon the happening of any stated event, any Interests, any securities convertible into or exchangeable for any Interest, or any interest therein.
6. REPRESENTATIONS AND WARRANTIES OF METHODE.
     Methode represents and warrants to Gemtron as of the date hereof and as of the Closing Date (except with respect to those representations and warranties that address matters only as of a particular date, which are made as of such date) as follows:
     6.1. Organization; Authorization. Methode is a corporation duly organized and existing under the laws of the State of Delaware. Methode has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by Methode pursuant this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements and documents to be executed and delivered by Methode pursuant hereto, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on behalf of Methode. This Agreement constitutes, and all other agreements and documents to be executed and delivered by Methode pursuant to this Agreement will constitute, the valid and binding agreements of Methode, enforceable against Methode in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     6.2. No Violation; Methode Consents. Neither the execution and delivery of this Agreement by Methode, nor of any other agreement or document to be executed and delivered by Methode pursuant to this Agreement, nor the consummation by Methode of the transactions contemplated hereby or thereby will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under: (a) any term or provision of the certificate of incorporation or bylaws of Methode; (b) any judgment, decree, order, regulation or rule of any court or other Governmental Authority to which Methode is subject; (c) any applicable Law; (d) any Contract to which Methode is a party or is bound.
     Except for the expiration of the waiting period under the HSR Act with respect to the filing made thereunder by Gemtron and Methode prior to the date hereof and except as set forth on Schedule 6.2, no material consent of, or notice to, or filing with, any Governmental Authority or any other Person is required to be obtained or given by Methode in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by the Methode.
7. COVENANTS PRIOR TO CLOSING.
     7.1. Conduct of Business; No Material Change. Until the Closing, Gemtron will cause TST to conduct its Business only in the Ordinary Course of Business and will make no material change in the Business or operations of TST. Without limiting the generality of the foregoing, until the Closing:
     (a) TST will, and Gemtron will cause TST to (i) use Reasonable Efforts to continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; and (ii) use Reasonable Efforts to preserve intact and in good condition its Business organization, properties and assets, keep available the services of the present officers, employees and agents of TST, continue in full force and effect without material modification all existing policies or binders of insurance, and preserve its current relationships with its customers, suppliers, and other Persons with which it has significant business relationships.
     (b) Without Methode’s prior written consent, TST will not, and Gemtron will not make or permit TST to, (i) enter into any Contract which, if entered into prior to the date hereof, would have been required to be disclosed to Methode pursuant to Section 4.11, Section 4.12, Section 4.16, Section 4.18, Section 4.20 or Section 4.21 hereof, (ii) take any action enumerated in items (d) through (t) of Section 4.8 hereof, (iii) incur any Indebtedness or subject any property or asset of TST to a Lien (other than a Permitted Lien), (iv) modify the compensation paid or payable to any present or former employee or contractor of TST, or (v) agree to or commit to do any of the foregoing.
     7.2. Investigation. Gemtron shall cause TST at all reasonable times to allow Methode and its representatives reasonable access during normal business hours to all offices, operations, equipment, property, assets, books, contracts, commitments, records and affairs of TST for the purpose of familiarizing themselves with the operation and conduct of all aspects of its Business and for the purpose of reasonable inspection, examination, audit, counting and copying; provided such access shall not unreasonably interfere with the operation and conduct of the Business of TST. Gemtron shall cause TST at all reasonable times to allow Methode and its representatives to discuss the affairs, finances and accounts of TST with the respective directors, officers, employees and representatives of TST during normal business hours, provided such access shall not unreasonably interfere with the operation and conduct of the Business of TST. Without limitation to the foregoing, Gemtron will swiftly take all necessary steps to assure TST management fully and timely assist and cooperate with the foregoing requirements. Gemtron shall have the right to have a Gemtron corporate representative present during such access and interviews.
     7.3. Preserve Accuracy of Representations and Warranties; Schedules. Gemtron will, and will cause TST to, refrain from taking any action outside the Ordinary Course of Business which would render any representation and/or warranty contained in Section 4 or Section 5 of this Agreement inaccurate as of the Closing Date, except with respect to any representation and/or warranty that addresses matters only as of a particular date, which shall remain true and correct as of such date, and except for changes in such representations and warranties specifically permitted by this Agreement.
     From time to time prior to the Closing Date, Gemtron will promptly supplement or amend any Schedules provided for in this Agreement (i) if any matter arises hereafter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule, or (ii) if it becomes necessary to correct any information in any such Schedule which has become inaccurate; provided, however, that for purposes of determining the rights and obligations of the parties under this Agreement, any such supplemental or amended disclosure by any party shall not be deemed to have been disclosed as of the date hereof, to constitute a part of, or an amendment or supplement to, such party’s Schedules, or to cure any breach or inaccuracy of a representation or warranty.
     7.4. Notice of Certain Events. Gemtron shall promptly notify Methode of any of the following:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated under this Agreement;
     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated under this Agreement;
     (c) any actions, suits, claims, investigations or proceedings commenced or, to Gemtron’s Knowledge, threatened against, relating to or involving or otherwise affecting TST that relate to the consummation of the transactions contemplated under this Agreement; and
     (d) any material breach of a representation, warranty or covenant of TST or Gemtron contained herein or the occurrence of any event constituting a Material Adverse Effect on TST.

     7.5. Regulatory Authorizations; Notices and Consents.
          7.5.1. Governmental Approvals for Gemtron’s and TST’s Performance. Gemtron shall use, and cause TST to use, Reasonable Efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with Methode in promptly seeking to obtain all such authorizations, consents, orders and approvals.
          7.5.2. Consents of Third Parties for Gemtron’s and TST’s Performance. Gemtron shall give, and cause TST to give, promptly such notices to third parties and use Reasonable Efforts to obtain such third party consents and estoppel certificates as Methode may in its reasonably discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.
          7.5.3. Governmental Approvals for Methode’s Performance. Methode shall use Reasonable Efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement.
          7.5.4. HSR Filings. Without limiting the generality of the foregoing, the parties acknowledge that each of Methode and Gemtron have filed Notification and Report Forms with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act. Each of Methode and Gemtron will use Reasonable Efforts to obtain an early termination of the applicable waiting period, and will promptly make any further filings and submit any further materials or information pursuant thereto that may be necessary, proper, or advisable in connection therewith.
     7.6. Excluded Assets and Liabilities. Prior to the Closing, Gemtron will, and will cause TST to: (a) cancel or repay in full all Indebtedness held by Gemtron or its Affiliates with respect to TST (other than accounts payable arising in the ordinary course reflected on the Closing Statement), (b) repay in full all Indebtedness held by TST with respect Gemtron and its Affiliates (other than accounts receivable arising in the ordinary course reflected on the Closing Statement), and (c) and terminate all Contracts between TST and Gemtron or its Affiliates other than the Supply Agreement and Shared Service Agreement delivered pursuant to Section 8.2; which transactions, in each case, shall be in form and substance acceptable to Methode.
     7.7. No Solicitation; Other Offers. From the date of this Agreement until the Closing or the termination hereof, Gemtron will not, and will cause TST, and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of Gemtron and TST not to, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any Interests of TST (including any acquisition structured as a merger, consolidation, or share exchange), (ii) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any material assets of TST (excluding Inventories in the Ordinary Course of Business), or (iii) participate in any discussions or negotiations with any Person regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek, any of the foregoing. Promptly after the Closing, Gemtron shall assign to TST any non-disclosure agreements or confidentiality agreements that are currently in effect between Gemtron or its Affiliates (other than TST) and any Person who has executed any such agreement in connection with any proposal, offer, discussion, negotiation or investigation relating to the acquisition of Interests of TST or any material assets of TST.
     7.8. Employee Departures. In the event that any employee of TST resigns or otherwise terminates his or her employment with TST or (without prejudice to the restrictions set forth in Section 7.1) has his or her employment terminated by TST prior to Closing, Gemtron will cause TST to provide written notification to each such employee reminding the employee of his or her obligations to TST with respect to confidentiality, disclosure and ownership of inventions and noncompetition obligations in form and substance acceptable to Methode. Gemtron will cause TST to provide a copy of any written communications (and to use Reasonable Efforts to notify Methode of any oral communications) related to confidentiality, disclosure and ownership of inventions and noncompetition obligations, including with respect to any dispute or potential dispute relating to the foregoing or relating to any other matter, between such former employee and TST and/or Gemtron.
     7.9. TST Bonus Rights Settlement Plan Payments. In the event that any payments contemplated by the TST Bonus Rights Settlement Plan become due and payable after the date of this Agreement and prior to Closing, TST shall pay such all amounts (including principal and interest) when due.
     7.10. Satisfaction of Closing Conditions.
          7.10.1. Methode’s Closing Conditions. Gemtron and TST agree to use Reasonable Efforts to satisfy the conditions to Methode’s obligation to consummate the Closing set forth in Sections 8.1 and 8.2 hereof. Without limitation to the foregoing, Gemtron shall execute and deliver, and cause TST to execute and deliver, at the Closing the documents, agreements and instruments listed in Sections 8.2.3, 8.2.4, 8.2.6, 8.2.7, 8.2.8 and 8.2.11.
          7.10.2. Gemtron’s Closing Conditions. Methode agrees to use Reasonable Efforts to satisfy the conditions to Gemtron’s obligation to consummate the Closing set forth in Sections 8.1 and 8.3 hereof. Without limitation to the foregoing, Methode shall execute and deliver at the Closing the documents, agreements and instruments listed in Sections 8.3.3, 8.3.6 and 8.3.7.
8. CONDITIONS TO CLOSING.
     8.1. Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions:
          8.1.1. No Suit. No suit, action or other proceeding or investigation shall to the knowledge of any party to this Agreement be threatened or pending before or by any Governmental Agency or by any third party restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

          8.1.2. HSR Waiting Period. The applicable waiting period under the HSR Act, or any similar foreign regulatory regime, shall have expired or been terminated.
     8.2. Conditions to Methode’s Obligations. The obligations of Methode to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions:
          8.2.1. Representations and Warranties. All representations and warranties made by Gemtron contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date, provided that for purposes of this Section 8.2.1, any materiality qualifiers with respect to such representations and warranties shall be ignored..
          8.2.2. Covenants. Gemtron and TST shall have duly performed or complied in all respects with all of the obligations to be performed or complied with by each of them under the terms of this Agreement on or prior to Closing.
          8.2.3. Intentionally Omitted.
          8.2.4. Consents and Approvals. All material authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement by Gemtron and TST and the consummation by Gemtron and TST of the transactions contemplated in this Agreement, all as so indicated in Schedule 8.2.4, shall have been obtained.
          8.2.5. No Material Adverse Effect. There shall have occurred and be continuing no Material Adverse Effect (whether or not covered by insurance).
          8.2.6. Payoff Letter. Gemtron shall have delivered to Methode a payoff letter (the “Payoff Letter”) for all outstanding Indebtedness of TST, in form and substance acceptable to Methode, in its reasonable discretion. Notwithstanding anything herein to the contrary, this condition shall only be satisfied if such Payoff Letters specify an aggregate payoff amount less than the Closing Payment minus the Bonus Rights Settlement Amount.
          8.2.7. Supply Agreement. TST and Gemtron shall have executed and delivered to Methode a Supply Agreement in substantially the form attached hereto as Exhibit B (the “Supply Agreement”), and such Supply Agreement shall not have been amended, cancelled, terminated or otherwise modified.
          8.2.8. Shared Services Agreement. TST and Schott North America, Inc. shall have executed and delivered to Methode a Shared Services Agreement in substantially the form attached hereto as Exhibit C (the “Shared Services Agreement”), and such Shared Services Agreement shall not have been amended, cancelled, terminated or otherwise modified.

          8.2.9. Bonus Rights Letters of Credit Arrangements. Chase Bank shall have consented to Methode’s assumption of Gemtron’s obligations under the Bonus Rights Letters of Credit, including all costs and fees associated therewith.
          8.2.10. Technology Review. Methode shall be satisfied in its reasonable discretion that all Technology used by TST is adequately protected by Intellectual Property rights owned exclusively by TST.
          8.2.11. Closing Documents. The following documents shall have been delivered to Methode:
     (a) Instruments of Assignment. Instruments of assignment transferring, assigning and conveying to Methode (or its designated Subsidiary) all right, title and interest in the Acquired Interests, free and clear of all Liens, duly executed by Gemtron.
     (b) Noncompetition Agreement. A Noncompetition and Confidentiality Agreement executed by Gemtron, SCHOTT AG and AFG Industries, Inc. in favor of TST and Methode in substantially the form attached hereto as Exhibit D (the “Noncompetition Agreement”).
     (c) Certified Charter. A true and complete copy of the certificate of formation of TST, certified by the Secretary of State of Delaware as of a recent date prior to the Closing Date.
     (d) Good Standings. Certificates of legal existence and good standing for TST issued as of a recent date prior to the Closing Date by the Secretaries of State of Delaware, Illinois and each other jurisdiction in which it is qualified to do business and a certificate of legal existence and good standing for Gemtron issued as of a recent date prior to the Closing Date by the Secretary of State of Tennessee.
     (e) Secretary’s Certificates. A certificate of the Secretary of each of TST and Gemtron dated as of the Closing Date certifying (i) that the certified certificate of formation of TST delivered to Methode has not been amended or modified since the date thereof, (ii) true and complete copies of the operating agreement of TST, as in effect at the Closing, (iii) the resolutions of the operating board and members, or the directors, as the case may be, for each of TST and Gemtron authorizing the execution, delivery and performance of this Agreement and/or all other agreements, instruments, certificates and documents executed by such Person in connection herewith, and (iv) the incumbency of the officers of TST and Gemtron executing and delivering this Agreement and/or all other agreements, instruments, certificates and documents executed by such Person in connection herewith.
     (f) Minute Books. All books and records related to TST, including the true and complete minute books of TST containing the records of meetings of members, operating board and any committees of the operating board, together with the true and complete Interest transfer and ownership records of TST showing all transfers of Interests of TST to date and containing all cancelled certificates representing Interests (if any).

     (g) Resignations. Resignations of all of the members of the operating board of TST and of the Secretary and Treasurer of TST.
     8.3. Conditions to Gemtron’s and TST’s Obligations. The obligations of Gemtron and TST to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:
          8.3.1. Representations and Warranties. All representations and warranties made by Methode contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date, provided that for purposes of this Section 8.3.1, any materiality qualifiers with respect to such representations and warranties shall be ignored.
          8.3.2. Covenants. Methode shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.
          8.3.3. Intentionally Omitted.
          8.3.4. Approvals. All material authorizations or approvals or other action required in connection with the execution, delivery and performance of this Agreement by Methode, and the consummation by Methode of the transactions contemplated hereby shall have been obtained.
          8.3.5. Purchase Price. Methode shall have paid to Gemtron the Closing Payment (less amounts paid to third parties pursuant to the Payoff Letters) payable at Closing in accordance with Section 2.1.2 hereof.
          8.3.6. Bonus Rights Letters of Credit Arrangements. As of the Closing, (a) Methode shall have executed such documentation as reasonably required by Chase Bank to assume the obligations of Gemtron under the Bonus Rights Letters of Credit, including all costs and fees associated therewith, and (b) Chase Bank shall have executed such documentation as reasonably required by Gemtron to release, waive and forever discharge Gemtron from any and all Liabilities with respect to such Bonus Rights Letters of Credit.
          8.3.7. Closing Documents. The following documents shall have been delivered to Gemtron:
     (a) Certified Charter. A true and complete copy of the articles of incorporation of Methode, certified by its jurisdiction of incorporation as of a recent date prior to the Closing Date.
     (b) Good Standings. Certificates of legal existence and good standing for Methode issued as of a recent date prior to the Closing Date by the State of Delaware.

     (c) Secretary’s Certificate. A certificate of the Secretary of Methode dated as of the Closing Date certifying (i) that the certified articles of incorporation of Methode delivered to Gemtron have not been amended or modified since the date thereof, (ii) true and complete copies of the bylaws of Methode as in effect at the Closing, (iii) the resolutions of the board of directors of Methode authorizing the execution, delivery and performance of this Agreement, and (iv) the incumbency of the officers of Methode delivering instruments and certificates pursuant to this Agreement.
9. TERMINATION.
     9.1. Termination of Agreement Prior to Closing. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing, as follows:
          9.1.1. Mutual Consent. By mutual consent of all of the parties to this Agreement.
          9.1.2. Breach. By Methode on the one hand or by Gemtron on the other hand by reason of the breach by the other in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach has not been cured within ten (10) days after notice thereof.
          9.1.3. Respective Conditions. By Methode on the one hand or by Gemtron on the other hand if the conditions precedent to its respective obligations contained in Sections 8.2 or 8.3 hereof have not been met in all material respects at the Closing through no fault of the terminating party by January 31, 2007, or such later date as may be agreed to by Methode and Gemtron (the “Termination Date”).
          9.1.4. Mutual Conditions. By Methode on the one hand or by Gemtron and TST on the other hand if any of the conditions described in Section 8.1 shall not have been fulfilled through no fault of the terminating party by the Termination Date.
     9.2. Effect of Termination Prior to Closing. If this Agreement is terminated pursuant to Section 9.1 above, all rights and obligations of the parties hereunder shall terminate without any Liability on the part of any party, except for any Liability of any party then in breach of any representation, warranty, covenant or obligation hereunder.
10. INDEMNIFICATION.
     From and after the Closing, the parties shall be indemnified as set forth below.
     10.1. Indemnification Obligations of Methode. Methode covenants and agrees with Gemtron that it shall reimburse and indemnify Gemtron and its directors, managers, officers, employees, shareholders, members, agents and representatives (the “Gemtron Indemnified Parties”) for, and hold harmless Gemtron Indemnified Parties from, any and all Claims incurred by any of Gemtron Indemnified Parties after the Closing that result from:

     (a) any inaccuracy in or breach of any representations or warranties made by Methode in this Agreement or the Schedules or any other written certificate furnished to Gemtron by or on behalf of Methode pursuant to this Agreement;
     (b) any nonfulfillment of any covenant or agreement of Methode under this Agreement;
     (c) any Taxes, payments or accruals or salaries, wages, amounts payable under Employee Plans or otherwise to employees or agents of TST, and other Liabilities of TST, in each case, relating to and incurred with respect to the periods after the Closing Date, except to the extent covered by Gemtron’s indemnification obligations in Section 10.2;
     (d) any fees, expenses or other payments incurred or owed by Methode to any brokers or comparable third parties retained or employed by Methode or its Affiliates in connection with the transactions contemplated by this Agreement; or
     (e) any claims made by a third party alleging facts which, if true, would entitle Gemtron Indemnified Parties to indemnification pursuant to (a) through (d) above.
     10.2. General Indemnification Obligations of Gemtron. Gemtron covenants and agrees with Methode that it shall reimburse and indemnify Methode and its Affiliates (including TST) and their respective directors, officers, employees and agents (excluding those directors, officers and employees of TST who were directors, officers or employees of TST as of the Closing to the extent (and only to the extent) any such person (x) contributed to any inaccuracy in or breach of any representation or warranty giving rise to such Claim, including by making any untrue statement of a material fact or failing to state a material fact necessary in order to make the statements contained herein not misleading, and (y) is not entitled to, and does not receive, indemnification from TST for such actions) (the “Methode Indemnified Parties”) for, and hold harmless Methode Indemnified Parties from, any and all Claims incurred by any of Methode Indemnified Parties after the Closing that result from:
     (a) any inaccuracy in or breach of any representations or warranties made by Gemtron in this Agreement or the Schedules or any other written certificate furnished to Methode by or on behalf of Gemtron pursuant to this Agreement;
     (b) any nonfulfillment of any covenant or agreement of Gemtron under this Agreement;
     (c) any Taxes, payments or accruals or salaries, wages, bonuses, vacation, amounts payable under Employee Plans or otherwise to employees or agents of TST, and other Liabilities of TST, in each case, relating to and incurred with respect to the periods on or prior to the Closing Date, whether or not due or payable on or prior to the Closing Date, but only to the extent such Taxes, payments and Liabilities are not properly reflected in the Final Closing Statement;

     (d) any litigation or legal compliance matters to the extent relating or due to the conduct of TST’s Business on or prior to the Closing Date, including the claims described in Schedule 4.15 and/or Schedule 4.21 hereto;
     (e) the final amount paid for warranty, product recall or product liability claims arising from occurrences on or prior to the Closing Date (whether or not such claim is then asserted);
     (f) any fees, expenses or other payments incurred or owed by Gemtron or TST to any brokers, finders or comparable third parties retained or employed by them or their Affiliates in connection with the transactions contemplated by this Agreement;
     (g) any and all other Liabilities to the extent arising prior to the Closing, except for Liabilities (including trade payables incurred in the Ordinary Course of Business) reflected on the Final Closing Sheet and taken into account in the calculation of the Net Working Capital Adjustment and except for the capital lease obligations reflected in the Financial Statements and disclosed on Schedule 4.12;
     (h) any and all Liabilities relating to Item 1 of Schedule 4.7;
     (i) any claims made by a third party alleging facts which, if true, would entitle the Methode Indemnified Parties to indemnification pursuant to (a) through (h) above.
     10.3. Special Intellectual Property Indemnification Obligations of Gemtron. For purposes of this Agreement, “Covered IP Litigation” shall include any Claim commenced, filed or otherwise instituted before a Governmental Authority or an arbitration panel by Methode or TST against any Person employed by TST on or at any time prior to the Closing Date (each a “Covered Employee”) or by a Covered Employee against Gemtron or TST, involving claims or allegations that such Covered Employee (or any Affiliate or employer of a Covered Employee) has infringed, is infringing or is threatening to infringe upon any TST Intellectual Property rights, or that such Covered Employee has breached, is in breach of or is threatening to breach an Employee IP Agreement or that such Covered Employee is not bound by, or is allegedly not bound by, the terms of TST’s standard Employee IP Agreement or has violated such Covered Employee’s common law obligations with respect to Intellectual Property.
     In the event that any Covered IP Litigation arises prior to the third anniversary of the Closing Date, then Gemtron shall reimburse and indemnify Methode or TST, as applicable, for fifty percent (50%) of all necessary and reasonable out-of-pocket legal fees and/or expenses (including reasonable attorneys’ and expert fees, reasonable travel expenses, court costs and other expenditures) in excess of Five Hundred Thousand Dollars ($500,000) incurred by Methode or TST, as applicable, in pursuing, defending, settling or otherwise prosecuting such Covered IP Litigation; provided that the aggregate liability of Gemtron to Methode or TST for indemnification under this Section 10.3 shall be limited to One Million Dollars ($1,000,000).
     10.4. Nature and Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing (in the absence of a showing of willful and knowing misrepresentation or breach by the party making such representation or warranty) until the third anniversary of the Closing Date, except that (a) the representations and warranties set forth in Section 4.5 (Capitalization) and 5.3 (Ownership of TST) shall survive indefinitely, (b) the representations and warranties set forth in Section 4.24 (Environmental Matters) shall survive until the fifth anniversary of the Closing Date and (c) the representations and warranties set forth in Section 4.9 (Taxes) and Section 4.19 (Employee Benefits) shall survive until ninety (90) days after the expiration of the applicable statute of limitations. If written notice of a Claim has been given to the party against whom indemnification is sought prior to the expiration of the applicable representation and warranty, then the relevant representation and warranty shall survive as to such Claim, until such Claim has been finally resolved.
     10.5. Limitations on Indemnification Obligations.
          10.5.1. Threshold. Notwithstanding any other provision in this Agreement to the contrary, no indemnification claims may be asserted by any party pursuant to Section 10.1(a) or Section 10.2(a) of this Agreement until the aggregate amount of all such indemnification claims of the Methode Indemnified Parties, on one hand, or Gemtron Indemnified Parties on the other hand, exceeds Five Hundred Thousand Dollars ($500,000) in the aggregate (the “Aggregate Threshold Amount”), at which time the party seeking indemnification shall be entitled to assert all individual indemnification claims or groups of related claims that exceed Twenty-Five Thousand Dollars ($25,000) (the “Individual Threshold Amount”) in excess of the Aggregate Threshold Amount; provided that Claims relating to indemnification claims based upon Sections 10.1(b) through (d), Sections 10.2(b) through (i), Section 10.3 and Claims relating to indemnification claims based upon a breach of the representations and warranties set forth in Sections 4.3 (Stock Ownership) and 4.5 (Capitalization) of this Agreement shall be subject to the Individual Threshold Amount, but not be subject to the Aggregate Threshold Amount; provided further that (i) no indemnification claims may be asserted by Methode Indemnified Parties pursuant to Section 10.1(h) until the aggregate amount of such Claims exceeds Fifty Thousand Dollars ($50,000) (the “Special Threshold Amount”) in the aggregate, after which Gemtron shall be liable for all such Claims regardless of the Individual Threshold Amount or the Aggregate Threshold Amount, and (ii) the amount of any Claims asserted by Methode Indemnified Parties pursuant to Section 10.1(h) shall be added to the amount of any Claims pursuant to Section 10.2(a) for purposes of satisfying the Aggregate Threshold Amount.
          10.5.2. General Limitation on Amount. Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Gemtron to all Methode Indemnified Parties, on one hand, and the aggregate liability of Methode to all Gemtron Indemnified Parties, on the other hand, for all indemnification under this Section 10 shall each be limited to Six Million Dollars ($6,000,000).
     10.6. Method of Asserting Claims. The party seeking indemnification (the “Indemnitee”) will give prompt written notice to the other party or parties (the “Indemnitor”) of any Claim which it discovers or of which it receives notice after the Closing and which might give rise to a claim by it for indemnification against Indemnitor under this Section 10, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize the right of any Indemnitee to indemnification except to the extent that such failure prejudices the ability of the Indemnitor to defend such Claim or to recover any payment under its applicable insurance coverage.
     In case of any Claim or suit by a third party or by any Governmental Authority, or any legal, administrative or arbitration proceeding (a “Third Party Claim”) with respect to which Indemnitor may have liability under the indemnity agreement contained in this Section 10, Indemnitor shall be entitled to participate in the defense of such Third Party Claim and, to the extent desired by it, to assume the defense of such Third Party Claim, and after notice from Indemnitor to Indemnitee of the election so to assume the defense of such Third Party Claim, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense of such Third Party Claim unless Indemnitor does not actually assume the defense of such Third Party Claim following notice of such election. Indemnitee and Indemnitor will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such Third Party Claim. If the Indemnitor actually assumes the defense of the Indemnitee, the Indemnitee will not make any settlement of any Third Party Claim which might give rise to liability of Indemnitor under the indemnity agreements contained in this Section without the written consent of Indemnitor, which consent shall not be unreasonably withheld, and the Indemnitor shall not agree to make any settlement of any Third Party Claim which would not include the unconditional release of the Indemnitee without the Indemnitee’s written consent, which consent shall not be unreasonably withheld.
     10.7. Certain Limitations. OTHER THAN IN RESPECT OF A “THIRD PARTY CLAIM” (AS DEFINED HEREIN), AND ABSENT FRAUD, AN INDEMNITOR WILL NOT BE LIABLE UNDER THIS SECTION 10 IN RESPECT OF ANY CLAIM FOR INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING CONSEQUENTIAL DAMAGES RESULTING FROM BUSINESS INTERRUPTION OR LOST PROFITS.
     10.8. Setoff; Payment of Claims.
          10.8.1. Setoff by Methode. Methode is hereby authorized by Gemtron to cause any final, non-appealable or undisputed Claims it or any other Methode Indemnified Party may have against Gemtron under this Agreement to be paid by reduction or offset of such Claims against any amounts payable by Methode (or such other Methode Indemnified Party) to Gemtron pursuant to this Agreement. The rights contained herein shall not be exclusive, but shall be in addition to any other rights and remedies available to Methode pursuant to this Agreement.
          10.8.2. Setoff by Gemtron. Gemtron is hereby authorized by Methode to cause any final, non-appealable or undisputed Claims it or any other Gemtron Indemnified Party may have against Methode under this Agreement to be paid by reduction or offset of such Claims against any amounts payable by Gemtron (or such other Gemtron Indemnified Party) to Methode pursuant to this Agreement. The rights contained herein shall not be exclusive, but shall be in addition to any other rights and remedies available to Gemtron pursuant to this Agreement.
     10.9. Treatment of Claims. Amounts paid to or on behalf of an Indemnitor or Indemnitee, as indemnification hereunder, shall be treated as adjustments to the Purchase Price.

     10.10. Insurance Recoveries. The amount of any losses for which an Indemnitee shall be entitled to indemnification under this Section 10 shall be net of the amount of any insurance recoveries actually received by or on behalf of the Indemnitee or its Affiliates from third parties with respect to such indemnifiable losses. The Indemnitee shall use Reasonable Efforts to collect any such insurance within such time period. No pending insurance claim or right to seek any insurance recovery shall delay or in any way affect the right of any Indemnitee to indemnification hereunder. However, if an Indemnitee or its Affiliates receives an insurance recovery from a third party in respect of an indemnifiable loss under this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnitor or after the Indemnitor has made a partial payment of such indemnifiable loss and the amount of such insurance recovery exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnitee shall promptly remit to the Indemnitor the excess (if any) of (i) the sum of the amount theretofore paid by such Indemnitor in respect of such indemnifiable loss plus the amount of the insurance recovery received from the third party in respect thereof, less (ii) the full amount of such indemnifiable loss.
     10.11. Exclusive Remedy. Absent fraud or willful and intentional breach by any of the parties to this Agreement, from and after the Closing, the remedies provided in this Section 10 shall be the sole and exclusive remedies of the parties hereto (and any Gemtron Indemnified Parties or Methode Indemnified Parties) for all disputes arising out of or relating to this Agreement or any other agreements and documents executed and delivered pursuant to this Agreement, and shall supersede and replace all other rights and remedies that any of the parties may have hereunder.
11. POST-CLOSING AGREEMENTS.
     11.1. Tax Returns.
          11.1.1. Preparation of Tax Returns. Gemtron shall (i) timely file or cause to be filed on behalf of TST all Tax Returns with respect to TST for all periods commencing and ending prior to or on the Closing Date, and (ii) be responsible for all Taxes due with respect to such Tax Returns, but only to the extent such Taxes are not properly reflected as Liabilities on the Final Closing Statement. All such Tax Returns described in this Section 11.1.1 shall be prepared and filed using tax accounting methods and principles which are consistent with those used in the Tax Returns applicable to TST for preceding tax periods. In preparing such Tax Returns, no election shall be made with respect to the computation of any item of income, deduction or credit of TST which is inconsistent with the preparation of prior years’ Tax Returns filed for TST. Gemtron shall deliver to Methode copies of the proposed form of each Tax Return to be filed in accordance with this Section 11.1.1 no later than thirty (30) days prior to the date such Tax Return is required to be filed for its review and shall deliver to Methode a true and complete copy of each Tax Return filed in accordance with this Section 11.1.1 within fifteen (15) days after the date the Tax Return is filed with the applicable taxing authority. To the extent Taxes properly reflected as Liabilities on the Final Closing Statement are required to be paid with any Tax Return filed by Gemtron pursuant to this Section 11.1.1, Methode shall pay over such amounts to Gemtron in immediately available funds not less than ten (10) days prior to the date such Tax Return is required to be filed by Gemtron.

          11.1.2. Reimbursement of Refunds. If Methode or TST receives a refund with respect to Taxes for which Gemtron is responsible under Section 10.2(c) hereof, Methode will pay the amount of such refund to Gemtron within thirty (30) days of receipt. If Gemtron receives a refund with respect to Taxes for which Methode is responsible under Section 10.1(c) hereof, Gemtron will pay the amount of such refund to Methode within thirty (30) days of receipt.
          11.1.3. Continued Cooperation. From and after the Closing, Gemtron and Methode shall (i) each provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, or the conduct of any audit or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes; (ii) each retain and provide the other with any records or other information that reasonably may be relevant to such Tax Return, audit or examination, proceeding or determination; and (iii) each provide the other with adequate information, including but not limited to any final determination of any such audit or examination, proceeding or determination that may reasonably be expected to affect any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Methode shall retain, and shall cause TST to retain, and Gemtron shall retain, until ninety (90) days after the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy same.
     11.2. Releases. As of the Closing, Gemtron and its Affiliates hereby release and discharge TST and each of its directors, officers, employees, agents, Affiliates and their respective successors and assigns, and TST hereby releases and discharges Gemtron, its Affiliates and their successors and assigns, from any and all claims, contentions, demands, causes of action at law or in equity, debts, Liens, agreements, notes, obligations, or Liabilities of any nature, character or description whatsoever, whether known or unknown, contingent or matured, which Gemtron, TST, or their respective Affiliates, or any of them, may now or hereafter have against the other by reason of any matter, event, thing or state of facts occurring, arising, done, omitted or suffered to be done from the beginning of the world to the Closing Date; provided, however, that this release is not intended to, and shall not release Gemtron, TST or their respective Affiliates, from (a) any claims arising under this Agreement, or under any other agreements executed and delivered by the parties as contemplated in this Agreement or in such other agreements, and the payment and performance by them of all of their respective obligations under this Agreement and under such other agreements, or (b) any Liability constituting accounts payable or accounts receivable arising in the ordinary course in each case to the extent set forth upon the Closing Statement; and further provided, however, Gemtron and its Affiliates do not release those directors, officers and employees of TST who were directors, officers or employees of TST as of the Closing to the extent (and only to the extent) any such person (x) contributed to any inaccuracy in or breach of any representation or warranty giving rise to any Claims pursuant to this Agreement, including by making any untrue statement of a material fact or failing to state a material fact necessary in order to make the statements contained herein not misleading, and (y) is not entitled to, and does not receive, indemnification from TST for such actions.

     11.3. Employees. Methode acknowledges that all TST employees immediately prior to the Closing Date shall continue as TST employees after the Closing Date. Absent a written agreement between TST and an employee, all TST employees shall be employed as “employees-at-will.”
     11.4. Gemtron’s Post-Closing Confidentiality Obligations. Gemtron hereby acknowledges that all Trade Secrets concerning TST, the Technology and TST’s Business and operations are owned by TST and Gemtron hereby further agrees that from and after the Closing, Gemtron will not directly or indirectly disclose to anyone (except as required by Law or by a Governmental Authority, in which event Gemtron shall use Reasonable Efforts to notify TST in advance of such disclosure) such Trade Secrets, or use or exploit such Trade Secrets.
     11.5. Employee Benefit Plans.
          11.5.1. Participation in Employee Plans. Effective as of the Closing Date, (a) all TST employees shall cease participation in all Gemtron Employee Plans, including the Gemtron Corporation Profit Sharing Plan and the Gemtron Health Plan, and (b) such TST employees shall be eligible to participate in any and all applicable Methode Employee Plans, including the Methode Electronics, Inc. 401(k) Savings Plan (the “Methode Savings Plan”), subject to eligibility requirements and the terms and conditions of the plan documents.
          11.5.2. Group Health Plan. As of the Closing Date, Methode shall (a) waive any pre-existing condition limitation under the Methode Electronics, Inc. Medical and Dental Plan in which TST employees and their eligible dependents participate and (b) provide each TST employee with any credit for any co-payments and deductibles incurred by any of them prior to the Closing Date under the Gemtron Health Plan in order to satisfy any applicable deductible or out-of-pocket requirements under the Methode Electronics, Inc. Medical and Dental Plan.
          11.5.3. Vacation Pay. Methode shall cause each TST employee to be credited with his or her years of service as of immediately prior to the Closing Date for purposes of vacation pay.
          11.5.4. COBRA Benefits. In accordance with Treasury Regulation Section 54.4980B-9 Q&A-7, as of the Closing Date, Methode shall assume the liability for providing and administering all required notices and benefits under COBRA to all TST employees whose employment terminates on or after the Closing Date. Gemtron shall retain all liabilities and obligations under COBRA for qualifying events that occurred prior to the Closing Date.
12. GENERAL PROVISIONS.
     12.1. Entire Agreement. This Agreement and the other agreements and documents referred to herein and in that certain Confidentiality Agreement dated September 30, 2004 by and between Methode and TST, as amended by that certain letter agreement dated October 13, 2006 by and between Methode and TST, set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

     12.2. Amendment; Waiver. This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the parties hereto. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.
     12.3. Expenses. Except as set forth in Section 3 of this Agreement, Methode and Gemtron shall each pay its own expenses, including the expenses of its own legal counsel, investment bankers, brokers and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.
     12.4. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested; telecopier, or air courier to the parties set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand or courier; on the fifth (5th) business day after being deposited in the mail, postage prepaid, if sent certified or registered mail; and when receipt is acknowledged by facsimile equipment if telecopied and if a copy is also promptly mailed by certified or registered mail.

If to Methode:	Methode Electronics, Inc.
7401 West Wilson Avenue
Chicago, Illinois 60706-4548
Attention: President and Chief Executive Officer
Telecopier: (708) 867-3288

Copy to:	Lord, Bissell & Brook LLP
111 South Wacker Drive
Chicago, Illinois 60606
Attention: James W. Ashley, Jr., Esq.
Telecopier: (312) 443-0336

If to Gemtron:	Gemtron Corporation
615 Highway 68
Sweetwater, Tennessee 37874
Attention: Doug Roberts, President
Telecopier: (423) 337-3448

Copy to:	Schott North America, Inc.
555 Taxter Road, 4th Floor
Elmsford, New York 10523
Attention: Manfred Jaeckel, VP, General Counsel
& Secretary
Telephone: (914) 831-2280
Telecopier: (914) 831-2380
And copy to:

Jenner & Block LLP
330 North Wabash Avenue
Chicago, Illinois 60611
Attention: John F. Cox
Telecopier: (312) 840-7396
     12.5. Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned by any party, whether or not by operation of law, without the prior written consent of the other parties hereto, provided that Methode may transfer or assign this Agreement to a Subsidiary or any Person succeeding to all or substantially all of the Interests or assets of TST (or Methode) by way of an asset sale, merger, reorganization or otherwise without the consent of any other parties, in each case, provided that Methode shall, notwithstanding such transfer or assignment, remain primarily liable to Gemtron for the performance of any and all obligations of Methode under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.
     12.6. Severability. If any term, provision, covenant or restriction in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions hereby be consummated as originally contemplated to the fullest extent possible.
     12.7. Counterparts; Facsimiles. This Agreement and all documents referenced herein may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same instrument. Each party is hereby authorized to rely upon and accept as an original any executed copy of this Agreement or other document referenced herein which is sent by facsimile, telegraphic or other electronic transmission.
     12.8. Construction. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person may in the context require. The use of the words “include,” “including” or variations thereof in this Agreement shall be by way of example rather than by limitation. The parties hereto acknowledge that all parties participated equally in the drafting and negotiation of this Agreement and were represented by counsel of their own choosing in connection therewith. Consequently, this Agreement shall be construed without referencing to any rule of law, which provides that ambiguities in a contract are to be resolved against the drafter thereof.
     12.9. Instruments of Further Assurance. Each of the parties hereto agrees, upon the request of any of the other parties hereto, from time to time after the Closing to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.
     12.10. Public Announcements. No notices to third parties or other publicity, including press releases, employee notifications, vendor notifications and customer notifications, concerning any of the transactions provided for herein shall be made by any party hereto unless planned and coordinated jointly among the parties hereto, with each party approving any press release in writing prior to release; provided that nothing herein shall restrict or delay either party from issuing any press release or other publicity to the extent required by Law.
     12.11. No Third Party Beneficiaries. Except for the provisions of Section 10 relating to indemnified parties under this Agreement, (i) the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights or remedies hereunder, and (ii) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy or Claim or other right in excess of those existing without reference to this Agreement.
     12.12. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of Illinois, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.
     12.13. Disputes. Except for matters entrusted for determination to the Independent Accounting Firm pursuant to Section 3.1.3, any controversy or claim arising out of or relating to this Agreement, or the breach thereof (but specifically excluding any controversy or claim arising out of or relating to the Supply Agreement, the Shared Services Agreement or the Noncompetition Agreement or the breach thereof), shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The number of arbitrators shall be one (1). The place of arbitration shall be Chicago, Illinois. Any award rendered by the arbitrator shall be in writing, reasoned on the basis of applicable Law and subject to all of the terms, conditions and limitations of this Agreement, including Section 10 hereof. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties to this Agreement on the day and year first above written.

GEMTRON CORPORATION		METHODE ELECTRONICS, INC.

By:	/s/ Douglas D. Roberts	By:	/s/ Donald Duda

Name: Douglas D. Roberts		Name: Donald Duda
Title: President and Chief Operating Officer		Title: President and Chief Executive Officer

APPENDIX OF DEFINITIONS
     The following definitions shall be applicable for purposes of the Agreement except as otherwise specifically provided to the contrary in the text of the Agreement.
     “Affiliates” of a Person shall mean any Person controlling, controlled by or under common control with that Person. “Control” for this purpose shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or interests, by contract, or otherwise.
     “CERCLA” shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.
     “Claim” shall mean any action, suit, claim, proceeding, investigation, hearings, audit, charge, complaint, demand, injunction, judgment, order, decree, ruling, loss, Tax, Lien, Liability, assessment, fine, penalty, amount paid in settlement, damage, cost or expense (including court costs and reasonable attorneys’ fees, expert fees and travel expenses).
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Contract” shall mean any oral or written contract, agreement, lease, indenture, commitment or understanding (including purchase orders, sales orders and supply contracts).
     “Environment” shall mean surface waters, groundwaters, surface water sediment, soil, subsurface strata, ambient air and other environmental medium.
     “Environmental Claims” shall mean any and all actions, suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, notices of Liability or potential Liability, investigations, proceedings, consent orders or consent agreements to the extent relating to any Environmental Law, Environmental Permit or any Hazardous Material or arising from any alleged injury or threat of injury to health, safety or the Environment.
     “Environmental Law” shall mean any Law relating to pollution or protection of the Environment, health, safety or natural resources or to the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials, including CERCLA.
     “Environmental Permit” shall mean any permit, approval, identification number, license, or other authorization or application therefor required for TST to operate its Business, assets or properties as currently operated under any currently applicable Environmental Law.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.
     “Governmental Authority” shall mean any United States federal, state, municipal or local (or any non-U.S. government, governmental, regulatory or administrative) authority, department,

agency, commission, board, bureau, or instrumentality (or political subdivision thereof) or any court, tribunal, or judicial body.
     “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, dangerous or toxic or a pollutant or a contaminant or otherwise regulated under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore, radioactive materials, asbestos or asbestos-containing materials, and polychlorinated biphenyls.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” of any Person means all obligations (whether interest, principal, fees, penalties or otherwise) and Liabilities consisting of, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business) and any commitment by which such Person assures a creditor against loss; (b) obligations evidenced by debt securities bonds, debentures, notes or other similar instruments; (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; (d) any unsatisfied obligation of such Person for “withdrawal liability” to a “multiemployer plan,” as such terms are defined under ERISA; (e) obligations with respect to letters of credit issued for such Person’s account, (f) secured by a Lien; or (g) arising from any guaranty for any of the foregoing, including a guarantee in the form of an agreement to repurchase or reimburse.
     “Independent Accounting Firm” has the meaning set forth in Section 3.3.1.
     “Intellectual Property” means (a) all trademarks, service marks, certification marks, trade dress, logos, trade names, Internet domain names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (b) all copyrights, mask works and all applications, registrations, and renewals in connection therewith, (c) all Trade Secrets; (d) all patents and patent applications, and all divisions, reissues, continuations, extensions, re-exams, continuations-in-part thereof, (e) all computer software (including data and related documentation), and (f) and all other forms of intellectual property.
     “Interest” shall mean (i) any equity interest, membership interest or other ownership interest in TST, including all rights to profits and losses, rights in management and any and all other rights as a member or non-member holder associated therewith, (ii) any other form of security issued by TST, and (iii) any contractual, legal or other right to acquire any of the foregoing (including any subscription agreement, option, warrant or convertible or exchangeable security).
     “Inventories” means all inventories, including all raw materials, supplies, work-in-process, and finished goods.
     “IRS” shall mean the Internal Revenue Service.

     “Law(s)” shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law, in effect as of the date hereof and as of the Closing Date and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment.
     “Liability” means any obligation or liability (whether direct or indirect, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, and whether due or to become due).
     “Lien” shall mean any mortgage, lien, pledge, charge, security interest, encumbrance or other third party interest or claim of any nature whatsoever.
     “Material Adverse Effect” shall mean a material adverse effect upon or change in (i) the Technology, properties, assets, Liabilities, financial condition or results of operations of TST, taken as a whole, (ii) the continued conduct, prior to the Closing, of the Business of TST, as presently conducted by TST, or (iii) the ability of the Parties to consummate the transaction contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include any changes, effects or events that are not specific to TST or the Business and are caused by general changes in economic conditions or general changes, including changes in a law, application to TST or the Business, in the industry in which the Business operates.
     “Ordinary Course of Business” means the ordinary course of business consistent with the past custom, practice and operations of TST (including with respect to quantity and frequency).
     “Pension Plan” shall have the meaning defined in Section 3(2) of ERISA.
     “Permitted Liens” means any (i) mechanics’, materialmens’ and similar Liens with respect to amounts not yet due and payable provided that such amounts are reflected as current Liabilities in the Financial Statements and Final Closing Statement, (ii) Liens for current Taxes being disputed in good faith and through proper proceedings as disclosed on Schedule 4.9 or those not yet due and payable, (iii) Liens securing rental payments under capital lease arrangements reflected in the Financial Statements and disclosed on Schedule 4.12, (iv) Liens encumbering real property at any of the Leased Facilities that do not materially interfere with the use of the Leased Facilities by TST or the conduct by TST of the Business thereon, and (v) Liens disclosed and described in Attachment 1 to this Appendix of Definitions.
     “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority (or department, agency or political subdivision thereof) or any other person or entity.
     “Reasonable Efforts” shall mean the commercially reasonable effort that a Person ordinarily would use, apply or exercise to protect his own rights and business, provided that when used in connection with the obtaining of a consent, approval or other act of an unaffiliated third party or Governmental Authority, “reasonable efforts” shall not require the commencement of litigation against or acquisition of control of such third party.

     “Release” shall mean actual or threatened disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, and the like into or upon any land or water or air or otherwise into the Environment.
     “Remedial Action” shall mean any investigation, assessment, monitoring, treatment, response, excavation, removal, remediation, or cleanup of Hazardous Materials in the Environment.
     “Gemtron’s Knowledge” means (a) actual knowledge of the applicable facts and circumstances of Doug Roberts, Gerhard Kiewel or Oliver Kille learned in the ordinary course of their duties, or (b) the knowledge of the applicable facts and circumstances of Tom Schreiber, Bob Erazmus, Dave Caldwell, Robert Campbell or Greg Schreiber learned in the ordinary course of their duties in each case after due inquiry by such persons to those TST employees who in the ordinary course of their duties would be reasonably likely to have knowledge of the facts or circumstances in question.
     “Subsidiary” shall mean any Person with respect to which a specified Person (or Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.
     “Taxes” shall mean all federal, state, local and foreign income, excise, property, sales, use, payroll, intangibles, franchise, gross receipts, license, employment, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, profits, withholding, social security, Medicare, unemployment, disability, real property, personal property, transfer, registration, value added, alternative or add-on minimum and other taxes, fees, assessments or charge of whatever nature, and all penalties and interest related thereto, whether disputed or not, including tax withholdings or amounts paid to any Person or Liabilities for taxes as a result of being a member of a unitary, consolidated or similar group or as a result of being a party to any tax sharing, tax indemnity, tax allocation or similar agreement or arrangement.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Trade Secrets” shall mean all trade secrets and confidential business information including all inventions, compositions, manufacturing and production processes and techniques, business methods, processes and techniques (in each case whether or not patentable), discoveries, developments, ideas, concepts, research and development, databases, designs, formulae, methods, processes, designs, drawings, specifications, and items of proprietary know-how, information or data prospect lists, customer lists, supplier lists, projections, analyses and market studies, pricing and cost information, and business and marketing plans and proposals; provided that “Trade Secrets” do not include non-proprietary information otherwise available to the industry or the public.
     “TST 1999 Bonus Rights Plan” means the TouchSensor Technologies, L.L.C. 1999 Bonus Payment Rights Plan, as may have been amended, together with all Contracts with current or former TST employees relating thereto.

     “TST 2001 Bonus Rights Plan” means the TouchSensor Technologies, L.L.C. 2001 Bonus Payment Rights Plan, as may have been amended, together with all Contracts with current or former TST employees relating thereto.
     “TST 2006 Profit Sharing Plan” means TouchSensor Technologies, L.L.C. 2006 Bonus Payment Rights Plan, as set forth in the TST Bonus Rights Settlement Plan and subsequently documented in the 2006 Bonus Payment Rights Plan dated April 19, 2006, as may have been amended, together with all Contracts with current or former TST employees relating thereto.
     “TST Bonus Rights Settlement Plan” means the TouchSensor Technologies, L.L.C. Settlement of Bonus Payment Rights & Membership Units & Options & Closing of Respective Plans Effective 12/30/05 adopted by TST.
     “TST Intellectual Property” means Intellectual Property owned by TST.
     “TST Option Plan” means the TouchSensor Technologies, L.L.C. Option Plan, as may have been amended.
     “TST Organizational Documentation” means the Certificate of Formation of TST, as amended, the Amended and Restated Operating Agreement of TST dated as of October 11, 2000 and the membership interest certificates of TST.
     “TST Terminated Employee Bonus and Equity Plans” means the TST 1999 Bonus Rights Plan, the TST 2001 Bonus Rights Plan and the TST Option Plan and all grants issued, promised or made under any of the foregoing or any similar plans.
     “Welfare Plan” shall have the meaning defined in Section 3(1) of ERISA.